Exhibit 4.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 6, 2012 by and among Nuance Communications, Inc., a Delaware corporation (“Parent”), Townsend Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Transcend Services, Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in Article I.

W I T N E S S E T H:

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement.

WHEREAS, it is proposed that Merger Sub shall commence a tender offer (the “Offer”) to acquire all of the outstanding Company Shares at a price of twenty-nine dollars and fifty cents ($29.50) per Company Share, net to the holder thereof in cash, without interest (such amount, or any different amount per Company Share that may be paid pursuant to the Offer, being hereinafter referred to as the “Offer Price”), all upon the terms and subject to the conditions set forth herein.

WHEREAS, it is also proposed that, following the consummation of the Offer, Merger Sub will merge with and into the Company and each Company Share (other than Company Shares owned by the Company, Parent or Merger Sub or Dissenting Company Shares) that is then outstanding will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, all upon the terms and subject to the conditions set forth herein.

WHEREAS, each of the Boards of Directors of Parent and Merger Sub has approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, all upon the terms and subject to the conditions set forth herein.

WHEREAS, the Company Board has unanimously (i) determined that this Agreement is advisable, (ii) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, taken together, are at a price and on terms that are fair to, and in the best interests of the Company and the Company Stockholders, (iii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, all upon the terms and subject to the conditions set forth herein, and (iv) resolved to recommend that the holders of Company Shares accept the Offer, tender their Company Shares to Merger Sub pursuant to the Offer and, if required by the applicable provisions of Delaware Law, adopt this Agreement.

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, each of the directors and executive officers of the Company have entered into Tender and Voting Agreements with Parent substantially in the form attached hereto as Exhibit A (each, a “Tender and Voting Agreement” and collectively, the “Tender and Voting Agreements”).

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, each of the Key Employees has entered into a letter agreement with Parent (each, an “Employment Agreement” and collectively, the “Employment Agreements”).

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a) “Acquisition Proposal” shall mean any offer, proposal or indication of interest (other than by Parent or Merger Sub or any designees of Parent or Merger Sub) relating to any Acquisition Transaction.

(b) “Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than a 20% interest in the total outstanding voting securities of the Company or one or more of its Subsidiaries that own or control more than 20% of the consolidated assets (measured by fair market value at the time of determination), revenues or earnings (measured as of the 12-month period immediately preceding the date of determination) of the Company and its Subsidiaries, taken together as a whole, or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning more than 20% of the total outstanding voting securities of the Company or one or more of its Subsidiaries that own or control more than 20% of the consolidated assets (measured by fair market value at the time of determination), revenues or earnings (measured as of the 12-month period immediately preceding the date of determination) of the Company and its Subsidiaries, taken together as a whole; (ii) any merger, consolidation, business combination or other similar transaction pursuant to which the Company Stockholders immediately preceding such transaction hold, directly or indirectly, less than 80% of the equity interests in the surviving or resulting entity of such transaction; (iii) any sale, lease, exchange, transfer, license, acquisition or disposition of more than 20% of the consolidated assets of the Company and its Subsidiaries, taken together as a whole (measured by the lesser of book or fair market value thereof); (iv) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries or (v) any combination of the foregoing.

(c) “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

(d) “Anti-Corruption and Anti-Bribery Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder, or any other applicable United States or non-U.S. anti-corruption or anti-bribery laws or regulations.

(e) “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, significant impediments to or lessening of competition, or the creation or strengthening of a dominant position through merger or acquisition or that prescribe requirements or procedures for the review by a Governmental Authority of competition-related aspects of mergers or acquisitions.

(f) “Balance Sheet” shall mean the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2011.

(g) “Business Day” shall mean any day, other than a Saturday, Sunday or any day that is a legal holiday under the laws of the State of New York or is a day on which commercial banking institutions located in New York are authorized or required by Law or other governmental action to close.

(h) “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

(i) “Company Board” shall mean the Board of Directors of the Company.

(j) “Company Capital Stock” shall mean the Company Shares, the Company Preferred Stock and any other shares of capital stock of the Company.

(k) “Company Intellectual Property” shall mean all of the Intellectual Property Rights owned by or exclusively licensed to the Company or any of its Subsidiaries.

(l) “Company Material Adverse Effect” shall mean any fact, event, circumstance, change or effect that, individually or when taken together with all other such facts, events, circumstances, changes or effects has had, or would reasonably be expected to have, a material adverse effect on the business, operations, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken together as a whole; provided, however, that none of the following facts, events, circumstances, changes or effects, by itself or when aggregated with any one or more of the other such facts, events, circumstances, changes or effects, shall be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any changes resulting from or arising out of general market, economic, financial, capital markets or political conditions, (ii) any changes of Laws or GAAP, (iii) any changes resulting from any act of terrorism, war or national or international calamity, (iv) any changes affecting the industries in which the Company or its Subsidiaries operate, (v) any changes or effects arising out of or related to the announcement or the pendency of the Offer or the Merger, as the case may be, including any loss of employees or customers, any cancellation of or delay in customer orders or any disruption in or termination of (or loss of or other negative effect or change with respect to) supplier, distributor, vendor (including any technology platform provider) or similar business relationships or partnerships resulting from or arising out of the transactions contemplated by this Agreement, (vi) changes in the Company’s stock price or the trading volume of the Company’s stock (but not, in each case, the underlying cause of any such changes, unless such underlying change would otherwise be excepted from this definition), (vii) any action taken by the Company at Parent’s written request, (viii) any changes or effects arising out of any action required to be taken, or the omission of any action that is prohibited, by the terms of this Agreement or (ix) any changes or effects arising out of the matters set forth on Section 1.1(l) of the Company Disclosure Schedule; provided that in the case of clauses (i), (ii), (iii) and (iv), if and only to the extent such changes do not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses.

(m) “Company Options” shall mean any options to purchase Company Shares outstanding under any of the Company Stock Plans.

(n) “Company Preferred Stock” shall mean (i) shares of the undesignated preferred stock, par value $0.01 per share, of the Company, (ii) shares of the Series A Convertible Preferred Stock, par value $0.01 per share, of the Company, and (iii) shares of the Series B Convertible Preferred Stock, par value $0.01 per share, of the Company.

(o) “Company Products” shall mean any and all products, services and Technologies, including voice-capture systems, speech-recognition Technologies, medical-transcription platforms and customer-specific systems, whether back-end or front-end, that are currently marketed, offered, sold, licensed, provided or distributed by the Company or its Subsidiaries (including, with respect to Software, whether licensed or provided on a software-as-a-service or “SaaS” basis). Company Products includes any and all transcription services that the Company or any of its Subsidiaries provides, including medical-transcription services performed on a customer’s transcription platform, on a third-party transcription platform, or on a Company or Company Subsidiary transcription platform.

(p) “Company Restricted Stock” shall mean Company Shares outstanding under any of the Company Stock Plans or otherwise that are unvested or are subject to repurchase option, risk of forfeiture or other condition on title or ownership.

(q) “Company Shares” shall mean shares of the common stock, par value $0.05 per share, of the Company.

(r) “Company Stock Plans” shall mean the Company’s 2001 Stock Option Plan, 2003 Stock Incentive Plan, 2005 Stock Incentive Plan, 2007 Stock Incentive Plan, and 2009 Stock Incentive Plan.

(s) “Contract” shall mean any contract, subcontract, agreement, commitment, note, bond, mortgage, guaranty, indenture, lease, license, sublicense, permit or franchise or any other legally binding instrument, obligation, arrangement or understanding of any kind or character.

(t) “Delaware Law” shall mean the DGCL and any other Laws of the State of Delaware.

(u) “DGCL” shall mean the General Corporation Law of the State of Delaware, or any successor statute thereto.

(v) “DOJ” shall mean the United States Department of Justice, or any successor thereto.

(w) “DOL” shall mean the United States Department of Labor, or any successor thereto.

(x) “Employee” shall mean any current or former employee or director of the Company, any of its Subsidiaries or any ERISA Affiliate.

(y) “Environmental Laws” shall mean all Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

(z) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue and the rules and regulations thereto.

(aa) “ERISA Affiliate” shall mean each Subsidiary of the Company and any other Person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder.

(bb) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute and the rules and regulations thereto.

(cc) “FTC” shall mean the United States Federal Trade Commission, or any successor thereto.

(dd) “Future Company Products” shall mean all products, services and Technologies under development as of the date hereof and that the Company expects or intends to make available commercially as Company Products within six (6) months of the date hereof.

(ee) “GAAP” shall mean generally accepted accounting principles, as applied in the United States.

(ff) “Government Contract” shall mean any prime Contract, subcontract, purchase order, task order, delivery order, teaming agreement, joint venture agreement, strategic alliance agreement, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind with (i) any Governmental Authority, (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (iii) any subcontractor at any tier with respect to any contract of a type described in clauses (i) or (ii) above. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

(gg) “Governmental Authority” shall mean any United States or foreign governmental authority, including any supranational, national, federal, territorial, state, commonwealth, province, territory, county, municipality, district, local governmental jurisdiction of any nature or any other governmental, self-regulatory or quasi-governmental authority

(including supervisory authorities) of any nature (including any governmental department, division, agency, bureau, office, branch, court, commission, tribunal or other governmental instrumentality and any national or international stock exchange) or any political or other subdivision or part of any of the foregoing.

(hh) “Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Governmental Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

(ii) “Hazardous Materials Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, without limitation, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

(jj) “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder.

(kk) “HITECH” shall mean the Health Information Technology for Economic and Clinical Health Act, enacted as part of the American Recovery and Reinvestment Act of 2009, as amended, and the rules and regulations thereunder.

(ll) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute and the rules and regulations thereto.

(mm) “Intellectual Property Rights” shall mean any and all statutory and/or common law intellectual property rights throughout the world in, arising out of, or associated with any of the following: (i) all United States and foreign patents and utility models and applications therefor (including provisional applications) and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations in part thereof (collectively, “Patents”); (ii) all trade secrets and similar proprietary rights in confidential information and know-how (“Trade Secrets”); (iii) copyrights and all other rights corresponding thereto in any works of authorship (collectively, “Copyrights”); (iv) all trademark rights and similar rights in trade names, logos, trademarks and service marks (collectively, “Trademarks”); (v) all proprietary rights in databases and data collections (including knowledge databases, customer lists and customer databases); (vi) all rights to Uniform Resource Locators, Web site addresses and domain names (collectively, “Domain Names”); (vii) any similar, corresponding or equivalent rights to any of the foregoing; and (viii) any registrations of or applications to register any of the foregoing.

(nn) “Intervening Event” means, with respect to the Company, a material event or circumstance that was not known and not reasonably foreseeable to the Company Board on the date of this Agreement, which event or circumstance becomes known to the Company Board prior to the Acceptance Time; provided, however, that in no event shall the receipt, existence or terms of any Acquisition Proposal constitute an Intervening Event.

(oo) “IRS” shall mean the United States Internal Revenue Service, or any successor thereto.

(pp) “Key Employees” shall mean those individuals designated on Schedule I.

(qq) “Knowledge” shall mean the actual knowledge of any of the persons listed on Section 1.1(qq) of the Company Disclosure Schedule after a level of inquiry that would reasonably be expected of a person occupying a similar executive level position in connection with transactions similar to the transactions contemplated by this Agreement.

(rr) “Law” or “Laws” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, resolution, ordinance, directive, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(ss) “Legal Proceeding” shall mean any action, suit, litigation, proceeding (public or private), criminal prosecution, hearing, audit, review or investigation commenced, brought, conducted or heard by or before any Governmental Authority.

(tt) “Liabilities” shall mean any liability, indebtedness, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet under GAAP).

(uu) “Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, interference, option, right of first refusal, preemptive right, restriction on the voting of any security, restriction on the transfer of any security or other asset, and restriction on the possession, exercise or transfer of any attribute of ownership of any security or asset, except any such restriction imposed by Law.

(vv) “Nasdaq” shall mean the NASDAQ Global Select Market.

(ww) “Object Code” shall mean computer software, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

(xx) “Open Source Materials” shall mean all Software that is licensed pursuant to an Open Source License or otherwise defined as “Open Source” by the Open Source Initiative.

(yy) “Open Source License” shall mean a license that is considered an “Open Source License” by the Open Source Initiative (www.opensource.org), including, for example, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, or the Apache License.

(zz) “Order” shall mean any judgment, decision, decree, injunction (whether temporary, preliminary or permanent), ruling, writ, assessment or order of any Governmental Authority.

(aaa) “Ordinary Course Customer Contract” shall mean a non-exclusive Contract between the Company or any of its Subsidiaries and any customer of the Company or any of its Subsidiaries entered into in the ordinary course with respect to Company Products and which Contract does not grant any right to such customer with respect to any Company Product that would bind or expose the Company or any of its Subsidiaries to material obligations or liabilities with respect to Intellectual Property in a manner that is materially inconsistent with the ordinary course of their respective operations.

(bbb) “Parent Material Adverse Effect” shall mean any fact, event, circumstance, change or effect that, individually or when taken together with all other such facts, events, circumstances, changes or effects, has or would reasonably be expected to prohibit or materially delay the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement (including the Offer and the Merger) in accordance with the terms hereof and Law.

(ccc) “Permitted Encumbrances” shall mean (i) Liens for Taxes not yet due and payable or Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP on the Balance Sheet, (ii) statutory Liens existing as of the Closing Date and held by any Governmental Authority that are related to obligations that are not due or delinquent, (iii) Liens securing Liabilities reflected and properly accounted for on the Balance Sheet, (iv) Liens of landlords and carriers, warehousemen, mechanics and materialmen and other similar Liens that have arisen in the ordinary course of business for sums not yet due and payable, (v) with respect to Intellectual Property Rights, non-exclusive licenses to Intellectual Property Rights granted in the ordinary course of business, and (vi) non-monetary Liens that otherwise do not, individually or in the aggregate, materially impair the use, value or enjoyment of the Company’s and its Subsidiaries’ property and assets.

(ddd) “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

(eee) “Personally Identifiable Information” shall mean any information that alone or in combination with other information may enable the identification of, or communication with, a living individual including the name of a customer or patient when that name is held in combination with a category of information, such as a social security number, financial account number, that is protected from disclosure under the federal or state data privacy or security laws, including but not limited to Protected Health Information as defined by HIPAA.

(fff) “Registered Intellectual Property” shall mean all U.S., international and foreign: (i) Patents; (ii) Trademarks; (iii) Copyrights; (iv) Domain Names; and (v) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

(ggg) “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

(hhh) “SEC” shall mean the United States Securities and Exchange Commission, or any successor thereto.

(iii) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute and the rules or regulations thereto.

(jjj) “Software” shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or Object Code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all user documentation, including user manuals and training materials, relating to any of the foregoing.

(kkk) “Source Code” shall mean computer software and code, in form other than Object Code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

(lll) “Subsidiary” of any Person shall mean (i) a corporation of which more than 50% of the combined voting power of the outstanding voting stock is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has a majority ownership and power to direct the policies, management and affairs thereof.

(mmm) “Superior Proposal” shall mean any bona fide written Acquisition Proposal not obtained in breach of Section 7.1 with respect to which the Company Board shall have determined in good faith (after consultation with its independent financial advisor and its outside legal counsel, and after taking into account, among other things, the identity of the third party making such Acquisition Proposal, the financial, legal and regulatory aspects of such Acquisition Transaction, the conditions to and prospects for completion of such Acquisition Proposal, as well as any definitive written counter-offer or proposal made by Parent pursuant hereto) that the proposed Acquisition Transaction would, if timely consummated in accordance with its terms, be more favorable to the Company Stockholders (in their capacity as such), from a financial point of view, than the transactions contemplated by this Agreement, including the Offer and the Merger (or any definitive written counter-offer or proposal made by Parent pursuant hereto); provided, however that for the purposes of the reference to an “Acquisition Proposal” in this definition of “Superior Proposal,” all references to “20%” or “80%” in the definition of Acquisition Transaction shall be deemed to be references to “50%.”

(nnn) “Tax” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, goods and services, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, combined, unitary or similar group for any period (including any liability under Treasury Regulation Section 1.1502-6 or any comparable provision of state or local or non-U.S. law (including any arrangement for group or consortium relief or similar arrangement)) and

(iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.

(ooo) “Tax Returns” shall mean all returns, declarations, estimates, reports, information returns, statements and other documents, including any amendments of, and any related or supporting information with respect to any of the foregoing, filed or required to be filed with any Governmental Authority in respect of any Taxes.

(ppp) “Technology” shall mean all tangible items related to, constituting, disclosing or embodying any or all of the following: technology, information, know how, works of authorship, trade secrets, inventions (whether or not patented or patentable), show how, techniques, design rules, algorithms, routines, models, methodologies, Software, computer programs (whether Source Code or Object Code), files, compilations, including any and all data and collections of data, databases processes, prototypes, schematics, netlists, test methodologies, development work and tools and all user documentation.

1.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference

401(k) Termination Date	7.11(d)
Acceptance Time	2.3(a)
Agreement	Preamble
Appointment Time	2.3(a)
Assets	4.19
Book-Entry Shares	3.9(c)
Capitalization Date	4.4(a)
Capitalization Representation	Annex A
Certificate of Merger	3.2
Certificates	3.9(c)
Claims	Annex A
Closing	3.3
Closing Date	3.3
Collective Bargaining Agreements	4.17(a)
Company	Preamble
Company Board Recommendation	2.2(a)(iv)
Company Board Recommendation Change	7.2(b)
Company Disclosure Schedule	Article IV
Company Registered Intellectual Property	4.20(b)
Company Representatives	7.1(b)
Company Securities	4.4(c)
Company Stockholders	2.1(f)(ii)
Company Stockholders’ Meeting	7.3(a)
Compensation Committee	4.3(c)

Term	Section Reference

Confidentiality Agreement	7.9
Consent	4.5(b)
Continuing Directors	2.3(a)
Continuing Employees	7.11(a)
D&O Insurance	7.12(b)
Delaware Secretary of State	3.2
Dissenting Company Shares	3.7(c)(i)
Effective Time	3.2
Employee Plans	4.16(a)
Employment Agreement	Recitals
ESPP	3.8(c)
eScription Transition Condition	Annex A
Exchange Fund	3.9(b)
Final Exercise Date	3.8(c)
Foreign Employees	4.16(k)
Funded International Employee Plan	4.16(b)
Government Conditions	7.5(f)
Indemnified Parties	7.12(a)
International Employee Plans	4.16(a)
IP Contracts	4.20(h)
Lazard	4.26
Leased Real Property	4.18(b)
Leases	4.18(b)
Material Contract	4.11(a)
Material Customer	4.23(a)
Material Supplier	4.23(b)
Maximum Annual Premium	7.12(b)
Merger	3.1
Merger Consideration	3.7(a)(i)
Merger Sub	Preamble
Minimum Condition	2.1(a)(i)
Nasdaq Rules	2.3(a)
Offer	Recitals
Offer Conditions	2.1(a)(ii)
Offer Documents	2.1(f)(i)
Offer Price	Recitals
Out-Licenses	4.20(h)
Parent	Preamble
Parent Benefit Plan	7.11(b)
Parent Disclosure Schedule	Article V
Payment Agent	3.9(a)
Permits	4.12
Promissory Note	2.4(b)
Proxy Statement	4.8(b)
Regulatory Condition	Annex A
Requisite Stockholder Approval	4.3(b)

Term	Section Reference

Schedule 14D-9	2.2(b)(i)
Schedule TO	2.1(f)(i)
SEC Reports	4.6
Second Request	9.1(b)
Short Form Threshold	2.4(a)
Specified Representations	Annex A
Subsidiary Securities	4.2(c)
Surviving Corporation	3.1
Tail Policy	7.12(b)
Tax Incentive	4.14(k)
Tender and Voting Agreement	Recitals
Termination Date	9.1(b)
Termination Fee Amount	9.3(b)(i)
Top-Up Closing	2.4(d)
Top-Up Exercise Notice	2.4(d)
Top-Up Notice Receipt	2.4(d)
Top-Up Option	2.4(a)
Top-Up Option Shares	2.4(a)

1.3 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules, shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) Unless otherwise indicated, the term “or” shall not be deemed to be exclusive.

(d) Unless otherwise indicated, the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(f) When reference is made herein to a Person, such reference shall be deemed to include (i) all direct and indirect Subsidiaries of such Person and (ii) any of its successors and permitted assigns, in each case, unless otherwise indicated or the context otherwise requires.

(g) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(h) Unless otherwise specifically provided, all references in this Agreement to “Dollars” or “$” shall mean means United States Dollars.

(i) As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires.

(j) As used in this Agreement, (i) the masculine gender shall include the feminine and neuter genders, (ii) the feminine gender shall include the masculine and neuter genders and (iii) the neuter gender shall include masculine and feminine genders, in each case, whenever the context so requires.

(k) Unless otherwise indicated or the context otherwise requires, references in this Agreement to any agreement, instrument, statute, rule or regulation are to the agreement, instrument, statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section.

(l) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(m) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE II

THE OFFER

2.1 The Offer.

(a) Terms of Offer; Conditions to Offer. Provided that (x) this Agreement shall not have been terminated pursuant to Article IX and (y) none of the events set forth in clause (C)(5) of Annex A hereto shall have occurred or exist, Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase all of the Company Shares at a price per Company Share, subject to the terms of Section 2.1(b) and this sentence, equal to the Offer Price as promptly as practicable after the date hereof (but in no event more than 10 Business Days thereafter). The obligation of Merger Sub to accept for payment and to pay for any Company Shares validly tendered and not withdrawn (and the obligation of Parent to cause Merger Sub to accept for payment and to pay for any Company Shares validly tendered and not withdrawn) shall be subject only to:

(i) the condition (the “Minimum Condition”) that, at the then scheduled expiration of the Offer (as it may be extended from time to time pursuant to Section 2.1(c)), there have been validly tendered in accordance with the terms of the Offer and not withdrawn a number of Company Shares that, together with the Company Shares then owned by Parent or any of its Subsidiaries, including Merger Sub (if any), represents at least a majority of the sum of (x) all then outstanding Company Shares, plus (y) all Company Shares issuable upon the exercise of all then outstanding Company Options, plus (z) all Company Shares issuable upon the exercise, conversion or exchange of any then outstanding Company Securities (other than Company Options), in each case, without regard to the exercise or conversion price, vesting schedule or other terms and conditions thereof, and

(ii) the satisfaction, or waiver by Parent and Merger Sub, of the other conditions set forth in Annex A hereto (together with the Minimum Condition, the “Offer Conditions”).

Parent and Merger Sub expressly reserve the right to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise provided by this Agreement or previously approved by the Company in writing, neither Parent nor Merger Sub may make any change to the terms and conditions of the Offer that:

(A)	decreases the Offer Price or changes the form of consideration to be paid in the Offer,

(B)	reduces the number of Company Shares sought to be purchased in the Offer or amends or waives the Minimum Condition,

(C)	amends or modifies any of the conditions to the Offer set forth in Annex A hereto in a manner that is adverse to the Company Stockholders,

(D)	imposes conditions to the Offer that are in addition to the conditions to the Offer set forth in Annex A hereto,

(E)	extends that Offer, except as otherwise provided in this Agreement, or

(F)	otherwise modifies or amends any of the material terms of the Offer in a manner that is adverse to the Company Stockholders.

Subject to this Section 2.1(a), the Offer Conditions hereto are for the sole benefit of Parent and Merger Sub and may be waived by Parent and Merger Sub, in whole or in part, at any time and from time to time, in their sole discretion, other than the Minimum Condition and the Regulatory Condition, which may be waived by Parent and Merger Sub only with the prior written consent of the Company. The failure by Parent and Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the Acceptance Time.

(b) Adjustments to Offer Price. The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Shares), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Shares occurring on or after the date hereof and prior to the Acceptance Time.

(c) Extension and Expiration of Offer. Unless extended in accordance with the terms and conditions of this Agreement and the Offer, the Offer shall expire at midnight, Eastern time, on the date that is 20 business days (for this purpose calculated in accordance with Section 14d-1(g)(3) under the Exchange Act) after the date the Offer is commenced (within the meaning of Rule 14d-2 under the Exchange Act); provided, however, that notwithstanding the foregoing or anything to the contrary set forth in this Agreement:

(i) Merger Sub shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or Nasdaq that is applicable to the Offer;

(ii) in the event that any of the Offer Conditions (other than the Minimum Condition) are not satisfied or waived as of any then scheduled expiration of the Offer, Merger Sub shall extend the Offer for 1 or more successive extension periods of up to 10 Business Days each in order to permit the satisfaction of the Offer Conditions; and

(iii) in the event that the Minimum Condition is not satisfied or waived as of any then scheduled expiration of the Offer, but all of the other conditions have been satisfied or waived at such time, Merger Sub shall extend the Offer for up to 3 successive extension periods of 10 Business Days each in order to permit the satisfaction of the Minimum Condition, and after such 3 required extension periods have expired, Merger Sub may (but shall not be required to) extend the Offer for additional extension periods of 10 Business Days each in order to permit the satisfaction of the Minimum Condition;

provided, however, that notwithstanding the foregoing clauses (i) - (iii) of this Section 2.1(c), inclusive, in no event shall Merger Sub be required to extend the Offer beyond the Termination Date; and provided further, that the foregoing clauses (i) - (iii) of this Section 2.1(c), inclusive, shall not be deemed to impair, limit or otherwise restrict in any manner the right of Parent to terminate this Agreement pursuant to the terms of Article IX hereof. Merger Sub shall not (and Parent shall cause Merger Sub not to) terminate the Offer prior to any applicable expiration of the Offer, except if this Agreement is terminated pursuant to Article IX. If this Agreement is terminated pursuant to Article IX, Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and in any event within seventy-two (72) hours of such termination), irrevocably and unconditionally terminate the Offer. If the Offer is terminated or withdrawn by Merger Sub, or this Agreement is terminated prior to the purchase of Company Shares in the Offer, Merger Sub shall not (and Parent shall cause Merger Sub not to) accept any Company Shares pursuant to the Offer, and Merger Sub shall (and Parent shall cause Merger Sub to) promptly return, and shall cause any depositary acting on behalf of Merger Sub to return, in accordance with applicable Law, all tendered Company Shares to the holders thereof.

(d) Payment for Company Shares. On the terms and subject to the conditions of this Agreement and the Offer, Merger Sub shall (and Parent shall cause Merger Sub to) accept for payment, and pay for, all Company Shares validly tendered and not withdrawn pursuant to the Offer, promptly after the applicable expiration of the Offer (as it may be extended in accordance with Section 2.1(c)). Parent shall provide to Merger Sub funds in an amount sufficient to pay for all such Company Shares in accordance with this Agreement. The Offer Price payable in respect of each Company Share validly tendered and not withdrawn pursuant to the Offer shall be paid without interest, net to the holder thereof in cash, subject to reduction only for any applicable U.S. federal income Tax withholding, back-up withholding or other applicable Tax withholdings.

(e) Subsequent Offering Period. After the Acceptance Time, if necessary to reach the Short-Form Threshold (assuming full exercise of the Top-Up Option), Merger Sub may (but shall not be required to), and the Offer Documents shall reserve the right to, extend the Offer for a subsequent offering period (and one or more extensions thereof) in accordance with

Rule 14d-11 under the Exchange Act of not less than 3 or more than 20 business days (for this purpose calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act). Subject to the terms and conditions of this Agreement and the Offer, Merger Sub shall (and Parent shall cause Merger Sub to) immediately accept for payment, and promptly pay for, all Company Shares validly tendered pursuant to the Offer during such subsequent offering period. The Offer Price payable in respect of each Company Share validly tendered in such subsequent offering period shall be paid without interest, net to the holder thereof in cash, subject to reduction only for any applicable U.S. federal income Tax withholding, back-up withholding or other applicable Tax withholdings.

(f) Schedule TO; Offer Documents. As soon as practicable on the date the Offer is commenced (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Merger Sub shall:

(i) prepare and file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer, which shall contain as an exhibit or incorporate by reference an offer to purchase and the related forms of the letter of transmittal and summary advertisement, if any, and any other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively, with any supplements or amendments thereto, the “Offer Documents”); and

(ii) cause the Offer Documents to be disseminated to all holders of Company Shares (collectively, the “Company Stockholders”).

Subject to the provisions of Section 7.2, the Schedule TO and the Offer Documents may include a description of the determinations, approvals and recommendations of the Company Board set forth in Section 2.2(a). The Company shall promptly furnish to Parent and Merger Sub in writing all information concerning the Company that may be required by applicable securities laws or reasonably requested by Parent and Merger Sub for inclusion in the Schedule TO or the Offer Documents. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall promptly correct or supplement any information provided by it for use in the Schedule TO or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Merger Sub shall take all steps necessary to cause the Schedule TO and the Offer Documents, as so corrected, to be filed with the SEC and the other Offer Documents, as so corrected, to be disseminated to the Company Stockholders, in each case as and to the extent required by applicable federal securities laws. Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents prior to the filing thereof with the SEC, and Parent and Merger Sub shall give reasonable consideration to any such comments. Parent and Merger Sub shall provide the Company and its counsel with reasonable prior notice of, and an opportunity to participate in, any telephone calls or in-person meetings that Parent, Merger Sub or their counsel schedules or arranges with the SEC or its staff with respect to the Schedule TO and the Offer Documents. Parent and Merger Sub shall provide to the Company and its counsel any and all written comments, and shall inform the Company and its counsel of any oral comments, that Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Schedule TO and the Offer Documents promptly after the receipt thereof. Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of, and review and comment on, any response to any such written or oral comments of the SEC or its staff, and shall give reasonable consideration to any such comments.

2.2 Company Actions.

(a) Company Determinations, Approvals and Recommendations. The Company hereby approves and consents to the Offer and represents and warrants to Parent and Merger Sub that, at a meeting duly called and held prior to the execution of this Agreement, the Company Board has, upon the terms and subject to the conditions set forth herein:

(i) unanimously determined that this Agreement is advisable,

(ii) unanimously determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, taken together, are at a price and on terms that are fair to, and in the best interests of the Company and the Company Stockholders,

(iii) unanimously approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, which approval, to the extent applicable, constituted approval under the provisions of Section 203 of the DGCL as a result of which this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are not and will not be subject to the provisions of, or any restrictions under, the provisions of Section 203 of the DGCL; and

(iv) unanimously resolved to recommend that the Company Stockholders accept the Offer, tender their Company Shares to Merger Sub pursuant to the Offer and, to if required by the applicable provisions of Delaware Law, approve and adopt this Agreement and the Merger (the “Company Board Recommendation”); provided, however, that such recommendation may be withheld, withdrawn, amended or modified in accordance with the terms of Section 7.2.

The Company hereby consents to the inclusion of the foregoing determinations and approvals in the Offer Documents and, to the extent that the Company Board Recommendation is not withheld, withdrawn, amended or modified in accordance with Section 7.2, the Company hereby consents to the inclusion of such recommendation in the Offer Documents.

(b) Schedule 14D-9. The Company shall:

(i) file with the SEC, concurrently with the filing by Parent and Merger Sub of the Schedule TO, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”), and

(ii) cause the Schedule 14D-9 to be mailed to the Company Stockholders, together with the Offer Documents, promptly after the commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act).

Subject to the provisions of Section 7.2, the Schedule 14D-9 shall include a description of the determinations, approvals and recommendations of the Company Board (including the Company Board Recommendation) set forth in Section 2.2(a). Each of Parent and Merger Sub shall promptly furnish to the Company in writing all information concerning Parent and Merger Sub that may be required by applicable securities laws or reasonably requested by the Company for inclusion in the Schedule 14D-9. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall promptly correct or supplement any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the Company Stockholders, in each case as and to the extent required by applicable federal securities laws. The Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC, and the Company shall give reasonable consideration to any such comments. The Company shall provide Parent, Merger Sub and their counsel with reasonable prior notice of, and an opportunity to participate in, any telephone calls or in-person meetings that the Company or its counsel schedules or arranges with the SEC or its staff with respect to the Schedule 14D-9. The Company shall provide to Parent, Merger Sub and their counsel any and all written comments, and shall inform Parent, Merger Sub and their counsel of any oral comments, that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt thereof. The Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to participate in the formulation of, and to review and comment on, any response to any such written or oral comments of the SEC or its staff, and shall give reasonable consideration to any such comments.

(c) Company Information. In connection with the Offer, the Company shall, or shall cause its transfer agent to, promptly furnish Parent with such information, including a list, as of the most recent practicable date, of the Company Stockholders, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial Company Stockholders, and lists of security positions of Company Shares held in stock depositories (including updated lists of stockholders, mailing labels, listings or files of securities positions), and with such assistance, as Parent, Merger Sub or their respective agents may reasonably request in order to disseminate and otherwise communicate the Offer to the record and beneficial Company Stockholders. Subject to any and all Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Sub and their agents shall:

(i) hold in confidence the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions in accordance with the Confidentiality Agreement,

(ii) use such information only in connection with the Offer and the Merger, and

(iii) if (A) this Agreement shall be terminated pursuant to Article IX or (B) Parent and Merger Sub shall withdraw the Offer or the Offer shall otherwise expire or terminate in accordance with the terms hereof without Merger Sub (or Parent on Merger Sub’s behalf) having accepted for payment any Company Shares pursuant to the Offer, Parent and Merger Sub shall either, in Parent’s sole discretion, (1) destroy any and all copies and any extracts or summaries from such information then in their possession or control (and if requested by the Company, certify in writing to such destruction) or (2) deliver (and shall use their respective reasonable efforts to cause their agents to deliver) to, the Company any and all copies and any extracts or summaries from such information then in their possession or control.

2.3 Company Boards of Directors and Committees; Section 14(f) of Exchange Act ..

(a) Composition of Company Board. Effective upon the initial acceptance for payment by Merger Sub of Company Shares pursuant to the Offer (the “Acceptance Time”), and from time to time thereafter, Parent shall be entitled to designate up to such number of directors on the Company Board equal to the product (rounded up to the next whole number) obtained by multiplying (x) the total number of directors on the Company Board (after giving effect to any increase in the number of directors pursuant to this Section 2.3) by (y) a fraction, the numerator of which is the number of Company Shares beneficially owned by Parent and Merger Sub (after giving effect to the Company Shares purchased pursuant to the Offer) and the denominator of which is the total number of then outstanding Company Shares. Promptly following a request by Parent after the Acceptance Time, the Company shall take all action reasonably necessary to cause the individuals so designated by Parent to be elected or appointed to the Company Board, including (at the election of Parent) either by increasing the size of the Company Board or by seeking and accepting the resignations of such number of then incumbent directors as is necessary to enable the individuals so designated by Parent to be elected or appointed to the Company Board (the time that Parent’s designees are appointed or elected to, and constitute a majority of, the Company Board, the “Appointment Time”). From time to time after the Appointment Time, the Company shall take all action necessary to cause the individuals so designated by Parent to constitute substantially the same percentage (rounding up where appropriate) as is on the Company Board on: (i) each committee of the Company Board, (ii) each board of directors of each Subsidiary of the Company, and (iii) each committee of each such board of directors of each Subsidiary of the Company, in each case to the fullest extent permitted by all Laws, and specifically including the applicable rules of Nasdaq (the “Nasdaq Rules”). Promptly following a request by Parent after the Acceptance Time, the Company shall take all action necessary to elect to be treated as a “controlled company” as defined by Nasdaq Rule 5615(c) and make all necessary filings and disclosures associated with such status. After the Appointment Time, and prior to the Effective Time, the Company shall cause the Company Board to maintain at least 3 directors who are members of the Company Board immediately prior to such appointments by Parent (collectively, the “Continuing Directors” and each as a “Continuing Director”); provided, however, that if the number of Continuing Directors is reduced below 3 for any reason, the remaining Continuing Directors shall be entitled to elect or designate a person meeting the foregoing criteria to fill such vacancy who shall be deemed to be a Continuing Director for purposes of this Agreement, or, if no Continuing Directors then remain, the other directors shall designate 3 persons meeting the foregoing criteria to fill such vacancies, and such persons shall be deemed to be Continuing Directors for purposes of this Agreement. Each Continuing Director shall be an “independent director” as defined by Nasdaq Rule 5605 and eligible to serve on the Company’s audit committee under the Exchange Act and the Nasdaq Rules and at least 1 Continuing Director shall be an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K and the instructions thereto.

(b) Section 14(f) of the Exchange Act. The Company’s obligation to appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all action required pursuant to this Section 2.3 and Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 2.3, and shall include in the Schedule 14D-9 such information with respect to the Company and its directors and officers as is required under such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 2.3. Parent shall provide to the Company in writing, and be solely responsible for, any information with respect to itself and its nominees, directors, officers and affiliates, required by such Section 14(f) and Rule 14f-1.

(c) Required Approvals of Continuing Directors. Notwithstanding anything to the contrary set forth in this Agreement, from the Appointment Time through the Effective Time, the approval of a majority of the Continuing Directors (or the sole Continuing Director if there shall be only 1 Continuing Director) shall be required in order to:

(i) amend or terminate this Agreement, or agree or consent to any amendment or termination of this Agreement, in any case on behalf of the Company,

(ii) extend the time for performance of, or waive, any of the obligations or other acts of Parent or Merger Sub under this Agreement,

(iii) waive any of the Company’s rights under this Agreement, or

(iv) make any other determination with respect to any action to be taken or not to be taken by or on behalf of the Company relating to this Agreement or the transactions contemplated hereby, including the Offer and the Merger.

The Continuing Directors shall have, and Parent and the Company Board shall take all necessary action to cause the Continuing Directors to have, the authority to retain counsel (which may include current counsel to the Company or the Company Board) at the expense of the Company for the purpose of fulfilling their obligations hereunder, and the authority to institute any lawsuit or action on behalf of the Company and the Company Board to enforce performance of this Agreement in accordance with its terms.

2.4 Top-Up Option.

(a) The Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Option”), exercisable only upon the terms and subject to the conditions set forth herein, to purchase at a price per share equal to the Offer Price the number of Company Shares (the “Top-Up Option Shares”) equal to the lowest number of Company Shares that, when added to the number of Company Shares owned by Parent and its Subsidiaries at the time of such exercise, shall constitute one (1) share more than 90% of the Company Shares then outstanding (the “Short Form Threshold”) (after giving effect to the issuance of the Top-Up Option Shares); provided, however, that (x) the Top-Up Option shall not be exercisable unless, immediately after such exercise and the issuance of Company Shares pursuant thereto, the Short Form Threshold would be reached (assuming the issuance of the Top-Up Option Shares); and (y) in no event shall the Top-Up Option be exercisable for a number of Company Shares in excess of the Company’s total authorized and unissued Company Shares (treating any Company Shares held in the treasury of the Company as unissued).

(b) Merger Sub may pay the Company the aggregate price required to be paid for the Top-Up Option Shares either (i) entirely in cash or (ii) at Merger Sub’s election, by (x) paying in cash an amount equal to not less than the aggregate par value of the Top-Up Option Shares and (y) executing and delivering to the Company a promissory note having a principal amount equal to the balance of the aggregate purchase price pursuant to the Top-Up Option less the amount paid in cash pursuant to the preceding clause (x) (a “Promissory Note”). Any such Promissory Note shall be full recourse against Parent and Merger Sub and (i) shall bear simple interest at a rate of 3% per annum, (ii) shall mature on the first anniversary of the date of execution and delivery of such Promissory Note, (iii) may be prepaid at any time, in whole or in part, without premium or penalty and (iv) shall have no other material terms.

(c) Provided that no Law or Order shall prohibit the exercise of the Top-Up Option or the issuance of the Top-Up Option Shares pursuant thereto, or otherwise make such exercise or issuance illegal, (i) Merger Sub may exercise the Top-Up Option, in whole but not in part, at any one time after the Acceptance Time and prior to the earlier to occur of (x) the Effective Time and (y) the termination of this Agreement pursuant to Article IX hereof and (ii) at the Company’s request, Merger Sub shall exercise the Top-Up Option, in whole but not in part, at such place, time and date specified by the Company after the Acceptance Time and prior to the earliest to occur of (x) the Effective Time and (y) the termination of this Agreement pursuant to Article IX hereof if, immediately after such exercise and the issuance of Company Shares pursuant thereto, the Short Form Threshold would be reached (assuming the issuance of the Top-Up Option Shares).

(d) In the event Merger Sub wishes to exercise the Top-Up Option, Parent or Merger Sub shall send to the Company a written notice (a “Top-Up Exercise Notice”) specifying the denominations of the certificate or certificates evidencing the Top-Up Option Shares which such party wishes to receive, and the place, time and date for the closing of the purchase and sale pursuant to the Top-Up Option (the “Top-Up Closing”). The Company shall, promptly after receipt of the Top-Up Exercise Notice, deliver a written notice to Parent and Merger Sub confirming the number of Top-Up Option Shares and the aggregate purchase price therefore (the “Top-Up Notice Receipt”). At the Top-Up Closing, Merger Sub shall pay the Company the aggregate price required to be paid for the Top-Up Option Shares, by delivery of cash and, if applicable, a Promissory Note in an aggregate principal amount equal to the amount specified in the Top-Up Notice Receipt, and the Company shall cause to be issued and delivered to Merger Sub a Certificate or Certificates representing the Top-Up Option Shares or, if the Company does not then have certificated shares, the applicable number of Book-Entry Shares. Such Certificates or Book-Entry Shares may include any legends that are required by federal or state securities laws.

(e) Parent and Merger Sub acknowledge that the Top-Up Option Shares that Merger Sub may acquire upon exercise of the Top-Up Option shall not be registered under the Securities Act and shall be issued in reliance upon an exemption from registration under the Securities Act. Parent and Merger Sub represent and warrant to the Company that Merger Sub is, or shall be upon any purchase of Top-Up Option Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the Securities Act. Merger Sub agrees that the Top-Up Option, and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option, if any, are being and shall be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

(f) Any dilutive impact on the value of the Company Shares as a result of the issuance of the Top-Up Option Shares will not be taken into account in any determination of the fair value of any Dissenting Company Shares pursuant to Section 262 of the DGCL as contemplated by Section 3.7(c).

ARTICLE III

THE MERGER

3.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of Delaware Law, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

3.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under Delaware Law by filing a certificate of merger (or a certificate of ownership and merger, as applicable) in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the applicable provisions of Delaware Law (the time of such filing and acceptance by the Delaware Secretary of State, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

3.3 The Closing. The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 1700 K St. NW, Washington, D.C. 20006, on a date and at a time to be agreed upon by Parent, Merger Sub and the Company, which date shall be no later than the second Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder), of such conditions), or at such other location, date and time as Parent, Merger Sub and the Company shall mutually agree upon in writing (the date upon which the Closing shall actually occur pursuant hereto being referred to herein as the “Closing Date”).

3.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

3.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to read identically to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated Certificate of Incorporation shall become the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of Delaware Law and such Certificate of Incorporation; provided, however, that at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended so that (i) the name of the Surviving Corporation shall be “Transcend Services, Inc.” and (ii) the exculpation and indemnification provisions thereof shall conform to the requirements of Section 7.12.

(b) Bylaws. At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the Bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

3.6 Directors and Officers.

(a) Directors. At the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until his or her respective successor is duly elected or appointed and qualified.

(b) Officers. At the Effective Time, the initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until his or her respective successor is duly appointed.

3.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i) Company Shares. Each Company Share issued and outstanding immediately prior to the Effective Time (other than (x) Dissenting Company Shares and (y) Company Shares to be cancelled and extinguished in accordance with Section 3.7(a)(ii)) shall be canceled and extinguished and automatically converted into the right to receive cash in an amount equal to the Offer Price, without interest thereon (the “Merger Consideration”).

(ii) Owned Company Shares. Each Company Share owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly owned Subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the Effective Time (whether pursuant to the Offer or otherwise), shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(iii) Capital Stock of Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b) Adjustment to Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Shares), cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Shares occurring on or after the consummation of the Offer and prior to the Effective Time.

(c) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, all Company Shares that are issued and outstanding immediately prior to the Effective Time and held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised their statutory rights of appraisal in respect of such Company Shares in accordance with Section 262 of the DGCL (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to this Section 3.7. Such stockholders shall be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender of the Certificate or Certificates that formerly evidenced such Company Shares in the manner provided in Section 3.9.

(ii) The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company in respect of Dissenting Company Shares and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares.

3.8 Company Equity Awards.

(a) Stock Options. At the Acceptance Time, without any action on the part of the holders thereof, each Company Option (whether vested or unvested) outstanding under the 2009 Stock Incentive Plan, 2007 Stock Incentive Plan, 2005 Stock Incentive Plan, 2003 Stock Incentive Plan or 2001 Stock Option Plan immediately prior to the Acceptance Time shall, as of the Acceptance Time, be cancelled and extinguished and automatically converted into the right to receive an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Company Shares issuable pursuant to such Company Option (whether vested or unvested) as of the Acceptance Time and (y) the Offer Price, less the per share exercise price of such Company Option, which amount shall be payable by the Company to the holder of such Company Option as soon as practicable following the Acceptance Time. As soon as practicable following the Acceptance Time, Parent shall provide to the Company funds in an amount sufficient to pay holders of Company Options the consideration required pursuant to this Section 3.8(a).

(b) Restricted Stock. At the Acceptance Time, without any action on the part of the holders thereof, each share of Company Restricted Stock which remains outstanding and subject to any vesting restriction or right of repurchase shall automatically be cancelled, and each share of Company Restricted Stock shall be converted into the right to receive an amount of cash equal to the Offer Price, which amount shall be payable by the Company to the holder of such Company Restricted Stock as soon as practicable following the Acceptance Time. As soon as practicable following the Acceptance Time, Parent shall provide to the Company funds in an amount sufficient to pay holders of Company Restricted Stock the consideration required pursuant to this Section 3.8(b).

(c) Employee Stock Purchase Plan. The Company shall take such action as may be necessary to (i) provide that no new Offering Period (as defined under the Company’s 2004 Employee Stock Purchase Plan, as amended, (the “ESPP”)) shall begin under the ESPP effective as of immediately following the date of this Agreement, (ii) establish a New Exercise Date (as defined under the ESPP) on the last day of the payroll period ending immediately prior to the Effective Time (but in all events at least 10 Business Days prior to the Effective Time) with respect to the Offering Period (as defined in the ESPP) otherwise then in effect (the “Final Exercise Date”); (iii) provide that no further Offering Periods shall commence under the ESPP on or following the Final Exercise Date; and (iv) terminate the ESPP as of the Final Exercise Date. Each outstanding option under the ESPP on the Final Exercise Date shall be exercised on such date for the purchase of Company Shares in accordance with the terms of the ESPP. The Company shall provide timely notice of the setting of the Final Exercise Date and termination of the ESPP in accordance with Section 19(c) of the ESPP.

(d) Necessary Actions.

(i) Prior to the Acceptance Time, and subject to the review and approval of Parent, the Company shall take all actions necessary to effect the transactions contemplated by this Section 3.8 under the Company Stock Plans, all Company Option agreements, all Company Restricted Stock agreements and any other plan or arrangement of the Company (whether written or oral, formal or informal), including delivering all required notices and obtaining any required consents, such that, as of immediately prior to the Acceptance Time, and subject to Parent’s compliance with the preceding provisions of this Section 3.8, the parties agree that, following the Acceptance Time and/or the Effective Time, as applicable, no holder of a Company Option or Company Restricted Stock or any participant in any Company Stock Plan, or other Company Employee Plan or employee benefit arrangement of the Company or under any employment agreement shall have any right hereunder to acquire any equity interest of the Company (including any “phantom” stock or stock appreciation rights) in the Company, any of its Subsidiaries or the Surviving Corporation.

(ii) As soon as reasonably practicable following the date of this Agreement and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions that are necessary for the cancellation of any Company Options pursuant to Section 3.8(a), the cancellation of any forfeiture provisions of the Company Restricted Stock pursuant to Section 3.8(b) and the handling of the ESPP as required pursuant to Section 3.8(c).

3.9 Exchange for Merger Consideration.

(a) Payment Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”).

(b) Exchange Fund. Prior to or substantially concurrently with the Effective Time, Parent shall deposit (or cause to be deposited) the aggregate Merger Consideration with the Payment Agent, for payment to the Company Stockholders pursuant to the provisions of this Article III (such cash amount being referred to herein as the “Exchange Fund”).

(c) Payment Procedures. Promptly (and in any event, within 10 Business Days) following the Effective Time, Parent and Merger Sub shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate or certificates (the “Certificates”), which immediately prior to the Effective Time represented outstanding Company Shares (other than Dissenting Company Shares) (i) a letter of transmittal in

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customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article III. Upon surrender of Certificates for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor the Merger Consideration payable in respect thereof pursuant to the provisions of this Article III, and the Certificates so surrendered shall forthwith be canceled. The Payment Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Promptly following the Effective Time, to the extent consistent with the Paying Agent’s standard procedures, Parent shall cause the Paying Agent to issue and deliver the Merger Consideration to holders of uncertificated Company Shares represented by book-entry (the “Book-Entry Shares”) (either directly or through the Depository Trust Company), without each holder of Book-Entry Shares being required to deliver a Certificate or any executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall forthwith be cancelled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable to the holders of Certificates or Book-Entry Shares. In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such Company Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer or similar Taxes have been paid. Until so surrendered, outstanding Certificates shall be deemed from and after the Effective Time, to evidence only the right to receive the Merger Consideration payable in respect thereof pursuant to the provisions of this Article III.

(d) Required Withholding. Each of the Payment Agent, Merger Sub, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under U.S. federal, state, local or non-U.S. Tax Law. To the extent that such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of Company Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of Company Shares on the date that is 6 months after the Effective Time shall be delivered to Parent (or its designee) upon demand, and any Company Stockholders that have not theretofore complied with the provisions of this Section 3.9 shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, without any interest thereon.

3.10 No Further Ownership Rights in Company Shares. From and after the Effective Time, all Company Shares shall no longer be outstanding and shall automatically be cancelled,

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extinguished and cease to exist, and each holder of a Certificate or Book-Entry Share theretofore representing any Company Shares (other than Dissenting Company Shares) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender or transfer thereof in accordance with the provisions of Section 3.9. The Merger Consideration paid in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares. From and after the close of business on the Closing Date, there shall be no further registration of transfers on the records of the Surviving Corporation of Company Shares that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the close of business on the Closing Date. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

3.11 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 3.7; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

3.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Surviving Corporation shall take all such lawful and necessary action on behalf of the Company and Merger Sub.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except, with respect to any Section of this Article IV, as set forth in the SEC Reports (excluding any disclosures contained under the heading “Risk Factors” or in any section relating to “forward-looking statements” to the extent that they are cautionary, predictive or forward-looking in nature) filed by the Company after December 31, 2009 but prior to the date hereof, or in the section of the disclosure schedule delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Schedule”) that corresponds to such Section or in another section of the Company Disclosure Schedule to the extent it is reasonably apparent from the text of such disclosure that such disclosure is applicable to such other Section, the Company hereby represents and warrants to Parent and Merger Sub as follows:

4.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under Delaware Law. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States). Each of the Company and its Subsidiaries has the requisite power and authority to carry on its respective business as it is presently being conducted and to own, lease or

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operate its respective properties and assets. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has delivered or made available to Parent true, correct and complete copies of (x) the certificates of incorporation and bylaws or other constituent documents, as amended to date, of the Company and its Subsidiaries and (y) the minutes of all material meetings, and any material action taken by written consent, of the Company Stockholders, the Company Board and each committee of the Company Board occurring at any time since December 31, 2009, subject to redactions, in a manner that is readily apparent to Parent, of portions of such minutes and actions by written consent related to attorney-client privileged information, competitively sensitive information and other information regarding potential strategic alternatives considered by the Company reasonably determined by the Company not to be appropriate to disclose in the context of negotiation of a definitive acquisition agreement. Neither the Company nor, to the Knowledge of the Company, any of its Subsidiaries is in violation of its certificate of incorporation, bylaws or other applicable constituent documents.

4.2 Subsidiaries.

(a) Section 4.2(a) of the Company Disclosure Schedule contains a complete and accurate list of the name and jurisdiction of organization of each Subsidiary of the Company. Except for the Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

(b) Except as set forth in Section 4.2(b) of the Company Disclosure Schedule, all of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) has been duly authorized, validly issued and is fully paid and nonassessable and (ii) is owned, directly or indirectly, by the Company or its Subsidiaries, free and clear of all Liens other than Permitted Encumbrances.

(c) There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, warrants, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”) or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Subsidiary Securities. There are no Contracts of any kind that obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

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4.3 Authorization

(a) The Company has all requisite power and authority to execute and deliver this Agreement and subject, in the case of the consummation of the Merger, to obtaining the Requisite Stockholder Approval, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including the Offer and the Merger) have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby (including the Offer and the Merger), other than in the case of the consummation of the Merger, obtaining the Requisite Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity.

(b) If Section 253 of the DGCL will not permit the consummation of the Merger without a meeting of the stockholders of the Company, the affirmative vote of the holders of not less than a majority of the Company Shares is the only vote of the holders of any class or series of the Company Capital Stock necessary (under Law or otherwise) to adopt this Agreement and approve the Merger (the “Requisite Stockholder Approval”).

(c) The compensation committee of the Company Board (the “Compensation Committee”) (i) at a meeting duly called and held at which all members of the Compensation Committee were present, duly and unanimously adopted resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act, (A) the treatment of Company Options and shares of Company Restricted Stock in accordance with the terms set forth in this Agreement, the applicable Company Stock Plan and any applicable Employee Plan, (B) the terms of Sections 7.11 and 7.12 of this Agreement and (C) the Employment Agreements and (ii) has taken all other actions necessary to satisfy the requirements of the no-exclusive safe harbor under rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements. Each member of the Compensation Committee is an “independent director” in accordance with the requirements of Rule 14d-10(d) under the Exchange Act.

(d) The Company Board has taken all necessary actions (other than amending the certificate of incorporation of the Company) so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar Law are not applicable to this Agreement and the transactions contemplated hereby, including the Offer and the Merger or the transactions contemplated thereby. To the Knowledge of the Company, no other state takeover statute or similar statute or regulation applies to the Offer or the Merger or the transactions contemplated hereby.

4.4 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 30,000,000 Company Shares and (ii) 2,000,000 shares of Company Preferred Stock. As of the close of business on February 29, 2012 (the “Capitalization Date”): (A) 10,696,473 Company Shares were issued and outstanding, (B) no shares of Company Preferred Stock were issued and outstanding and (C) no shares of Company Capital Stock were held by the Company as treasury shares. All outstanding Company Shares are validly issued, fully paid, nonassessable and free of any preemptive rights. Since the Capitalization Date, and except as otherwise issued after the execution of this Agreement in compliance with Section 6.2, the Company has not issued any shares of Company Capital Stock other than pursuant to the exercise of Company Options granted under a Company Stock Plan.

(b) Section 4.4(b)(i) of the Company Disclosure Schedule specifies with respect to each outstanding Company Option, as of the close of business on the Capitalization Date, the name of the holder of such option, the number of Company Shares issuable upon the exercise of such option, the exercise price of such option, the date on which such option was granted, the extent unvested and vested on the Capitalization Date, and whether such option is intended to qualify as an incentive stock option as defined in Section 422 of the Code. Section 4.4(b)(ii) of the Company Disclosure Schedule specifies with respect to each outstanding award of Company Restricted Stock, as of the close of business on the Capitalization Date, the name of the holder of such award, the number of shares of Company Restricted Stock held by such holder, the repurchase price of such Company Restricted Stock, the date on which such Company Restricted Stock was purchased or granted, and the extent to which such Company right of repurchase or forfeiture has lapsed as of such date. As of the Capitalization Date, 678,221 Company Shares were reserved for future issuance pursuant to stock awards not yet granted under the Company Stock Plans and, since such date, and except as otherwise issued after the execution of this Agreement in compliance with Section 6.2, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Options, other than as permitted by Section 6.2(b). True, correct and complete copies of the standard equity award agreements under the Company Stock Plans and each agreement for each Company Option and/or Company Restricted Stock that does not conform to the standard equity award agreements under the Company Stock Plans have been delivered or made available by the Company to Parent. No Company Options or Company Restricted Stock have been granted or are outstanding except under and pursuant to a Company Stock Plan.

(c) Except as set forth in this Section 4.4, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) or (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Company Securities. There are no outstanding Contracts of any kind that obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

(d) Except as set forth in Section 4.4(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any Contract which by its terms restricts the transfer of or voting of, requires registration of, or grants any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to, any securities of the Company.

4.5 Non-contravention; Required Consents.

(a) The execution, delivery or performance by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby (including the Offer and the Merger) and the compliance by the Company with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificates of incorporation or bylaws or other constituent documents of the Company or any of its Subsidiaries, (ii) subject to obtaining such Consents set forth in Section 4.5(a)(ii) of the Company Disclosure Schedule, violate, conflict with, or result in the breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or result in the termination of, cancellation of, suspension of or accelerate the performance required by, or result in a right of termination, cancellation or suspension or acceleration under, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their properties or assets may be bound, (iii) assuming compliance with the matters referred to in Section 4.5(b) and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound or (iv) result in the creation of any Lien upon any of the properties or assets (tangible or intangible) of the Company or any of its Subsidiaries, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or Liens that would not, individually or in the aggregate have a Company Material Adverse Effect.

(b) No consent, approval, Order or authorization of, or filing or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Authority is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Offer and the Merger), except (i) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the Laws of states in which the Company and its Subsidiaries are qualified to do business, (ii) such filings, reports and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act and the Securities Act, (iii) compliance with any applicable requirements of the HSR Act and other applicable Antitrust Laws, (iv) such filings required by the Nasdaq Rules or (v) such other Consents, the failure of which to obtain would not, individually or in the aggregate, (x) have a Company Material Adverse Effect, or (y) prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement (including the Offer and the Merger) in accordance with the terms hereof and Law or the performance by the Company of its covenants or obligations hereunder.

4.6 SEC Reports. Since December 31, 2009, the Company has filed or furnished (as applicable) all forms, reports and documents with the SEC that have been required to be so filed or furnished (as applicable) by it under Law prior to the date hereof, and, after the date of this Agreement and until the Acceptance Time, the Company will timely file or furnish (as applicable) all forms, reports and documents with the SEC that are required to be filed or furnished (as applicable) by it under Law (all such forms, reports and documents, together with any other forms, reports or other documents filed or furnished (as applicable) by the Company on or prior to the expiration date of the Offer, the “SEC Reports”). Each SEC Report complied, or will comply, as the case may be, as of its filing date, as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and with all applicable provisions of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, each to the extent and as in effect on the date such SEC Report was, or will be, filed. True, correct and complete copies of all SEC Reports filed prior to the date hereof have been made available to Parent or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each SEC Report did not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, neither the Company nor any Subsidiary has received from the SEC or any other Governmental Authority any written comments or questions with respect to any of the SEC Reports (including the financial statements included therein) or any registration statement filed by any of them with the SEC, in each case, which have not previously been resolved by the Company with the SEC or such other Governmental Authority, and neither the Company nor any Subsidiary has received any written notice from the SEC or any other Governmental Authority that such SEC Reports (including the financial statements included therein) or registration statements are being reviewed or investigated as of the date of this Agreement, and, to the Company’s Knowledge, there is not, as of the date of this Agreement, any investigation or review being conducted by the SEC or any other Governmental Authority of any SEC Reports (including the financial statements included therein). None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Rule 13a-14 or 15d-15 of the Exchange Act or Section 302 or 906 of the Sarbanes-Oxley Act with respect to any SEC Report. Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. The Company and each of its officers and to the Company’s Knowledge, each of its directors are in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder and (ii) the applicable Nasdaq Rules.

4.7 Financial Statements.

(a) The consolidated financial statements of the Company and its Subsidiaries filed in or furnished with the SEC Reports have been or will be, as the case may be, prepared in accordance with GAAP (except in the case of unaudited financial statements as permitted by the rules and regulations of the SEC) consistently applied by the Company during the periods and at the dates involved (except as may be indicated in the notes thereto), and fairly present in all material respects, or will fairly present in all material respects, as the case may be, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal year end adjustments).

(b) The Company and each of its Subsidiaries has established and maintains a system of internal accounting controls that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that are designed to (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries nor to the Company’s Knowledge, any director, officer, employee, accountant or auditor of the Company or any of its Subsidiaries, has identified (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (B) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (C) any written or, to the Company’s Knowledge, other claim or allegation regarding any of the foregoing.

(c) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any its Subsidiaries in the Company’s consolidated financial statements.

4.8 Schedule 14D-9; Proxy Statement; Offer Documents.

(a) The Schedule 14D-9, when filed with the SEC, will comply as to form in all material respects with the applicable requirements of the Exchange Act and, on the date first published, sent or given to the Company Stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their officers, directors, representatives, agents or employees in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9.

(b) The proxy statement, letter to stockholders, notice of meeting and form of proxy accompanying the proxy statement that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Company Stockholders’ Meeting, and any schedules required to be filed with the SEC in connection therewith (collectively, as amended or supplemented, the “Proxy Statement”) will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Proxy Statement or any amendment or supplement thereto is first mailed to the Company Stockholders and at the time of the Company Stockholders’ Meeting, the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their officers, directors, representatives, agents or employees in writing specifically for inclusion or incorporation by reference in the Proxy Statement.

(c) None of the information supplied by the Company or, to the Company’s Knowledge, its officers, directors, representatives, agents or employees expressly for inclusion in Offer Documents will, on the date the Offer Documents are first sent to the Company Stockholders and at the expiration date of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.9 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities other than (a) Liabilities reflected or otherwise reserved against in the Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries included in the SEC Reports filed prior to the date of this Agreement, (b) Liabilities under this Agreement, (c) Liabilities incurred in connection with the transactions contemplated by this Agreement (including the Offer and the Merger) and (d) other Liabilities that would not, individually or in the aggregate, result in a Company Material Adverse Effect.

4.10 Absence of Certain Changes.

(a) Since the date of the Balance Sheet, except for the discussion and negotiation of this Agreement and for other actions expressly contemplated or expressly required by this Agreement or otherwise set forth in Section 4.10(a) of the Company Disclosure Schedule, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been or occurred or there does not exist, any Company Material Adverse Effect.

(b) Since the date of the Balance Sheet, except as set forth in Section 4.10(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that would have resulted in a breach of Sections 6.2(g), (k), (l), (m), (n), (p) or (r) had such sections been in effect since the date of the Balance Sheet.

4.11 Material Contracts.

(a) For purposes of this Agreement, a “Material Contract” shall mean each of the following:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act);

(ii) (A) any employment or consulting Contract (in each case, under which the Company or any of its Subsidiaries has continuing obligations as of the date hereof) with any Employee or member of the Company Board providing for an annual base compensation in excess of $150,000 that is not terminable upon notice by the Company or any of its Subsidiaries, without cost or other Liability, except for amounts earned prior to the time of termination or (B) any employment or consulting Contract that provides severance or termination pay or benefits in excess of $150,000;

(iii) any Contract providing for indemnification, contribution or any guaranty (in each case, under which the Company or any of its Subsidiaries has continuing obligations as of the date hereof), other than (A) any guaranty by the Company of any of its Subsidiaries’ obligations, or (B) any Contract providing for indemnification or contribution entered into in connection with the distribution, sale or license of services or products in the ordinary course of business;

(iv) any Contract containing any covenant, commitment or other obligation (A) limiting the right of the Company or any of its Subsidiaries to engage in any line of business, to make use of any Company Intellectual Property or to compete with any Person in any line of business, (B) granting any exclusive rights, (C) containing a “most favored nation” or similar provision, (D) including any “take or pay” or “requirements” obligation, (E) prohibiting the Company or any of its Subsidiaries (or, after the Effective Time, Parent) from engaging in business with any Person or levying a fine, charge or other payment for doing so or (F) otherwise prohibiting or limiting in any material respect the right of the Company or its Subsidiaries to sell, distribute or manufacture any Company Products or Future Company Products;

(v) any Contracts listed on Sections 4.20(g) or 4.20(h) of the Company Disclosure Schedule;

(vi) any Contract that is royalty-bearing where such royalties paid, payable, or received or to be received are in excess or $250,000 per year or $500,000 in aggregate;

(vii) any Contract (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of Assets that, individually or in the aggregate, have a value greater than $500,000, other than sales of Company Products in the ordinary course of business, or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other Person or other business enterprise other than the Company’s Subsidiaries;

(viii) any Contract with any Material Customer or Material Supplier;

(ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $500,000, other than loans to direct or indirect wholly owned Subsidiaries incurred in the ordinary course of business consistent with past practice;

(x) any settlement Contract that remains wholly or partially unperformed other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business or (B) settlement agreements for cash only (which has been paid) and does not exceed $100,000 as to such settlement;

(xi) any other Contract (other than Leases) that (A) provides for express payment obligations by the Company or any of its Subsidiaries of $500,000 or more in any individual case, (B) cannot be terminated by the Company or such Subsidiary on less than 90 days notice, and (C) is not otherwise disclosed pursuant to clauses (i) through (x) above;

(xii) any Government Contracts with Material Customers; and

(xiii) any Contract the termination or breach of which in any individual case would be reasonably expected to have a Company Material Adverse Effect, and that is not otherwise disclosed pursuant to clauses (i) through (xii) above.

(b) Section 4.11(b) of the Company Disclosure Schedule contains a complete and accurate list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party or is bound as of the date of this Agreement and identifies each subsection of Section 4.11(a) that describes such Material Contract. The Company has made available to Parent full and complete copies of each Material Contract in effect as of the date of this Agreement, subject to redactions of competitively sensitive information and other information the disclosure of which would constitute a default under or breach of such Material Contract or applicable Law.

(c) Except as set forth in Section 4.11(c) of the Company Disclosure Schedule, each Material Contract is legally valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and is in full force and effect, and neither the Company nor any of its Subsidiaries party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that would not, individually or in the aggregate, (i) have a Company Material Adverse Effect, or (ii) reasonably be expected to materially delay or prohibit the ability of the Company to consummate the transactions contemplated by this Agreement (including the Offer and the Merger) in accordance with the terms hereof and Law.

4.12 Permits. The Company and its Subsidiaries have, and are in compliance with the terms of, all permits, licenses, authorizations, consents, approvals and franchises from Governmental Authorities required to occupy the Leased Real Property and conduct their businesses as currently conducted (“Permits”), including on the Leased Real Property, and no suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened, except for such failures to have such Permits, or noncompliance, suspensions or cancellations of such Permits, that would not, individually or in the aggregate, (a) have a Company Material Adverse Effect, or (b) reasonably be expected to materially delay or prohibit the ability of the Company to consummate the transactions contemplated by this Agreement (including the Offer and the Merger) in accordance with the terms hereof and Law.

4.13 Litigation. Except as set forth in Section 4.13 of the Company Disclosure Schedule, as of the date of this Agreement, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened (a) against the Company, any of its Subsidiaries or any of the respective properties of the Company or any of its Subsidiaries, including the Assets and the Leased Real Property, that (i) involves an amount in controversy in excess of $500,000, (ii) seeks material injunctive relief, (iii) seeks to impose any legal restraint on or prohibition against or limit the Surviving Corporation’s ability to operate the business of the Company and its Subsidiaries substantially as it was operated immediately prior to the date of this Agreement or (iv) would, individually or in the aggregate with all other pending or threatened Legal Proceedings, (A) have a Company Material Adverse Effect, or (B) reasonably be expected to materially delay or prohibit the ability of the Company to consummate the transactions contemplated by this Agreement (including the Offer and the Merger) in accordance with the terms hereof and Law, or (b) to the Knowledge of the Company, against any current or former director or officer of the Company or any of its Subsidiaries (in their respective capacities as such), whether or not naming the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor any of their respective properties, including the Assets and the Leased Real Property, is subject to any outstanding Order that would, individually or in the aggregate, (x) have a Company Material Adverse Effect, or (y) reasonably be expected to materially delay or prohibit the ability of the Company to consummate the transactions contemplated by this Agreement (including the Offer and the Merger) in accordance with the terms hereof and Law.

4.14 Taxes.

(a) Each of the Company and its Subsidiaries has prepared, in the manner required by applicable Tax Law, and timely filed (taking into account any applicable extensions of time to file) all U.S. federal, state, local and non-U.S. income, corporation and franchise Tax Returns and all other material Tax Returns required to be filed relating to any and all Taxes concerning or attributable to the Company, any of its Subsidiaries or their respective operations, and such Tax Returns in all material respects are true, correct and complete. The Company and its Subsidiaries have timely paid or withheld and timely paid over all material Taxes (other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP) that have become due, whether or not shown on any Tax Return.

(b) Neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the date of the Balance Sheet other than in the ordinary course of business.

(c) Neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations on or extension of the period for the assessment or collection of any material Tax with respect to any open tax year.

(d) Except as set forth in Section 4.14(d) of the Company Disclosure Schedule, (i) no audit or other examination of any income or other material Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any proposed audit or other examination of any such Tax Return; and (ii) no material adjustment relating to any Tax Return filed by the Company has been proposed in writing by any Governmental Authority that remains unsettled or unpaid. No claim has been made in writing within the past three years by any Governmental Authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction.

(e) There are (and immediately following the Effective Time there will be) no Liens on the Assets of the Company or any of its Subsidiaries relating or attributable to Taxes, other than Permitted Encumbrances.

(f) Neither the Company nor any of its Subsidiaries is, or has been during the five-year period ending on the date hereof, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(g) Except as set forth in Section 4.14(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has (i) any material liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or non-U.S. Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract, by operation of Law or otherwise (including, without limitation, liability for social security payments for subcontractors) or (ii) any material liability under any Tax sharing, indemnification or allocation agreement (other than among a group the common parent of which was the Company or any of its Subsidiaries). Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership or other agreement that is treated as a partnership for Tax purposes.

(h) Except as set forth in 4.14(h) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries will be required to include any material income or gain in or exclude any material deduction or loss from income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting made on or prior to the Closing Date, (ii) closing agreement under Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax Law) entered into on or prior to the Closing Date, (iii) income deferred under Section 108(i) of the Code, (iv) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax Law) in connection with a transaction entered into prior to the Closing Date, (v) installment sale or open transaction disposition entered into prior to the Closing Date or (vi) prepaid amount received prior to the Closing Date.

(i) Within the past three years, neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(j) Neither the Company nor any of its Subsidiaries has been a party to a reportable transaction under Treas. Reg. § 1.6011-4(b).

(k) The Company and each of its Subsidiaries is in material compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”), and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(l) Except as set forth in Section 4.14(l) of the Company Disclosure Schedule, there is no Contract to which the Company is a party, including the provisions of this Agreement, covering any employee, consultant or director of the Company, that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code. There is no Contract to which the Company or any ERISA Affiliate is a party or by which it is bound to compensate any employee, consultant or director for excise Taxes paid pursuant to Section 4999 of the Code. The Company has provided Parent with a list of all persons who are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.

(m) Except as set forth in Section 4.14(m) of the Company Disclosure Schedule, the Company is not party to any Contract that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code and the regulations and other guidance promulgated thereunder. The Company is not a party to, or otherwise obligated under, any Contract that provides for a gross up of Taxes imposed by Section 409A of the Code. Each nonqualified deferred compensation plan (as defined in Section 409A(d)(1) of the Code) is in material compliance and has been operated in material compliance with Section 409A of the Code. Each Company Option, stock appreciation right, or other similar right to acquire Company Shares or other equity of the Company granted to or held by an individual or entity who is or may be subject to United States taxation has an exercise price that that is not less than the fair market value of the underlying equity as of the date such Company Option, stock appreciation right or other similar right was granted.

(n) Except as set forth in Section 4.14(n) of the Company Disclosure Schedule, the Company and its Subsidiaries are in compliance in all material respects with all applicable transfer pricing Laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and its Subsidiaries.

(o) The Company has made available to Parent or its legal counsel or accountants copies of all income and franchise Tax Returns and all related work papers (including work papers in connection with financial statement reserves for Taxes) of the Company and each of its Subsidiaries for all Tax periods beginning on or after January 1, 2007.

4.15 Environmental Matters.

(a) Neither the Company nor any of its Subsidiaries (i) has received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) has disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; or (iii) has entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to Liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company or its Subsidiaries, except in each case as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) The Company and its Subsidiaries have delivered to Parent all material records in their possession concerning the Hazardous Materials Activities of the Company and its Subsidiaries and all environmental audits and environmental assessments in the possession or control of the Company or any Subsidiary of any facility currently owned, leased or used by the Company or any of its Subsidiaries which identifies the potential for any violations of Environmental Law or the presence of Hazardous Materials on any property currently owned, leased or used by the Company or any Subsidiary.

(c) To the Knowledge of the Company, there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company or any of its Subsidiaries such as could give rise to any material Liability or corrective or remedial obligation of the Company or any of its Subsidiaries under any Environmental Laws.

4.16 Employee Benefit Plans.

(a) Sections 4.16(a)(i) and 4.16(a)(ii) of the Company Disclosure Schedule, respectively, set forth a complete and accurate list of (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) all other employment, consulting, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, supplemental retirement, severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreement, contracts, policies or arrangements (whether or not in writing) maintained or contributed to for the benefit of or relating to any Employee of the Company or any ERISA Affiliate, or with respect to which the Company or any of its Subsidiaries has any material Liability (together the “Employee Plans”). To the extent applicable, with respect to each Employee Plan, the Company has made available to Parent complete and accurate copies of (A) the 3 most recent annual reports on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (B) the most recent determination letter or opinion letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (C) the plan documents and summary plan descriptions, or a written description of the terms of any Employee Plan that is not in writing; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (E) all Contracts and other material documentation (e.g., actuarial reports) relating to each Employee Plan, including administrative service agreements; (F) all discrimination tests for each Employee Plan for the 3 most recent plan years; (G) any notices to or from the IRS or any office or representative of the DOL or any similar Governmental Authority relating to any compliance issues in respect of any such Employee Plan; (H) if the Employee Plan is funded, the most recent annual and periodic accounting of Employee Plan assets (I) with respect to each Employee Plan that is maintained in any non-U.S. jurisdiction (the “International Employee Plans”), to the extent applicable, (x) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan and (y) any document comparable to the determination letter reference under clause (B) above issued by a Governmental Authority relating to the satisfaction of Law necessary to obtain the most favorable tax treatment and (J) all amendments, modifications or supplements to any such document.

(b) Each Employee Plan has been maintained, operated and administered in compliance in all material respects with its terms and with all Law, including the applicable provisions of ERISA, the Code and the codes of practice issued by any Governmental Authority. To the extent applicable, each International Employee Plan has been approved by the relevant taxation and other Governmental Authorities so as to enable: (i) the Company or any of its Subsidiaries and the participants and beneficiaries under the relevant International Employee Plan and (ii) in the case of any International Employee Plan under which resources are set aside in advance of the benefits being paid (a “Funded International Employee Plan”), the assets held for the purposes of the Funded International Employee Plans, to enjoy the most favorable taxation status possible and the Company is not aware of any ground on which such approval may cease to apply.

(c) Each Employee Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter (or opinion letter, if applicable) from the IRS to such effect and, to the Knowledge of the Company, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to materially and adversely affect the qualified status of any such Employee Plan.

(d) All contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made under Law, any applicable Collective Bargaining Agreement and the terms of such Employee Plan. To the Knowledge of the Company, no event has occurred and there currently exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries could reasonably expect to be subject to any material liability under the terms of any Employee Plan, ERISA, the Code or codes of practice issued by any Governmental Authority, Collective Bargaining Agreement or any other Law. Except as required by Law, neither the Company nor any of its Subsidiaries has any plan or commitment to amend or establish any new Employee Plan or to continue or increase any benefits under any Employee Plan, or to maintain any such benefits or the level of any such benefits generally for any period.

(e) There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(f) None of the Company, any of its ERISA Affiliates, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, that would reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan or for which the Company or any of its Subsidiaries has any indemnification obligation.

(g) Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) “defined benefit plan” (as defined in Section 414 of the Code), (ii) “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA) (in each case under clause (i), (ii) or (ii) whether or not subject to ERISA), (iv) “funded welfare plan” within the meaning of Section 419 of the Code or (v) Employee Plan subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA. Except as set forth on Section 4.16(g) of the Company Disclosure Schedule, no Employee Plan provides material health, life or disability benefits that are not fully insured through an insurance contract.

(h) No Employee Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or its Subsidiaries, other than pursuant to Section 4980B of the Code or any similar state, local or foreign law.

(i) Except as set forth on Section 4.16(i) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (including the Offer or the Merger) will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation.

(j) No deduction for federal income tax purposes has been nor is any such deduction expected by the Company to be disallowed or denied for remuneration paid by the Company or any of its Subsidiaries by reason of Section 162(m) of the Code.

(k) All contracts of employment or for services with any employee of the Company or any Subsidiary who provide services outside the United States (“Foreign Employees”), or with any director, independent contractor or consultant of or to the Company or any of its Subsidiaries can be terminated by thirty (30) days notice or less given at any time without giving rise to any claim for damages, severance pay, or compensation (other than a statutory redundancy payment applicable by virtue of Law or compensation for unfair dismissal applicable by virtue of law or any equivalent remedy under applicable local law).

(l) No promise has been made to any Foreign Employee that his defined contribution benefits under any Funded International Employee Plan will at any point in the future equate to or not be less than any particular amount. Furthermore, no International Employee Plan has liabilities, that as of the Closing Date, will not be offset in full by insurance or otherwise be fully accounted for on a basis which complies with International Accounting Standard 19 (IAS 19) (whether or not IAS 19 applies to the Company or, if relevant, any of its Subsidiaries).

(m) Except as required by Law, no condition or term under any relevant Employee Plan exists that would prevent Parent or the Surviving Corporation or any of its Subsidiaries from terminating or amending any Employee Plan or International Employee Plan at any time for any reason without liability to Parent or the Surviving Corporation or any of its Subsidiaries (other than ordinary administration expenses or routine claims for benefits).

4.17 Labor Matters.

(a) Except as set forth in Section 4.17(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any Contract or arrangement between or applying to, one or more employees and a trade union, works council, group of employees or any other employee representative body, for collective bargaining or other negotiating or consultation purposes or reflecting the outcome of such collective bargaining or negotiation or consultation with respect to their respective employees with any labor organization, union, group, association, works council or other employee representative body, or is bound by any equivalent national or sectoral agreement (“Collective Bargaining Agreements”). There are no pending activities, proceedings, grievances, suits, claims, labor disputes or, to the Knowledge of the Company, threatened or reasonably anticipated by any labor organization, union, group or association or representative thereof seeking to organize any such employees, including charges of unfair labor practices. There are no lockouts, strikes, slowdowns, concerted refusal to work overtime, work stoppages or, to the Knowledge of the Company, threats thereof by or with respect to any employees of the Company or any of its Subsidiaries which nor have there been any such lockouts, strikes, slowdowns, concerted refusals to work overtime or work stoppages or threats thereof with respect to any employees or the Company or any of its Subsidiaries since December 31, 2002. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither the Company nor any of its Subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries.

(b) Except as set forth in Section 4.17(b) of the Company Disclosure Schedule, there are no grievances outstanding against the Company or any of its Subsidiaries; nor are there any unfair labor practice complaints pending, or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries before the National Labor Relations Board or any court, tribunal or other Governmental Authority that involves an amount in controversy in excess of $100,000, or any current union representation questions involving employees of the Company or any of its Subsidiaries.

(c) The Company and its Subsidiaries have complied in all material respects with Law and Orders relating to employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). The employment of each employee of the Company and its Subsidiaries is terminable at will without cost or liability to the Company or its Subsidiaries, except for amounts earned prior to the time of termination. There are no actions, suits, claims or administrative matters pending, or to the Knowledge of the Company, threatened, against the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their Employees relating to any Employee, Employee Agreement or Company Employee Plan or any Company trustee or any trustee of any Subsidiary under any worker’s compensation policy or long-term disability policy, in each case, that if adversely determined would reasonably be expected to have a Company Material Adverse Effect.

(d) All individuals who are performing consulting or other services for the Company or any of its Subsidiaries have been correctly classified by the Company or its Subsidiaries as either “independent contractors” (or comparable status in the case of a foreign of its Subsidiaries) or “employees” as the case may be, and, at the Effective Time, with respect to those individuals still performing consulting services for the Company or its Subsidiaries as of the Effective Time, such individuals will qualify for such classification, except where a failure to qualify for such classification will not have a Company Material Adverse Effect. All individuals who are or were classified as employees as of the Effective Time have been correctly classified as exempt or non exempt, as the case may be, under the Fair Labor Standards Act or other applicable Laws, except where a failure to qualify for such classification will not have a Company Material Adverse Effect.

(e) Neither the Company nor any Subsidiary has taken any action that would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar foreign, state or local Law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar foreign, state or local Law, or incurred any liability or obligation under WARN or any similar foreign, state or local Law that remains unsatisfied. No terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar foreign, state or local Law.

(f) Section 4.17(f)(i) of the Company Disclosure Schedule contains a complete and accurate list of (i) the name of each employee with an annual salary of $50,000 or greater and each consultant currently providing services to the Company or any of its Subsidiaries and the country (and state, for those located in the U.S.) in which each such employee and consultant is based and primarily performs his or her duties or services (except where the disclosure of such information would be prohibited by data privacy/protection Laws without the employee’s or consultant’s consent, in which case an employee ID number shall be provided), and (ii) each such person’s position or function, exempt or non-exempt status, annual base salary or wages, vacation entitlement, service date, benefit entitlement and any incentives or bonus arrangement with respect to such person, and the date of any employment contract (including any oral contract) with such person, if such exists. Section 4.17(f)(ii) of the Disclosure Schedule contains a list of the countries, which does not include the U.S., in which data privacy/protection Laws prohibit the disclosure of information in this Section without the employee’s or consultant’s consent. The Company has made available to Parent a true and correct copy of all written employment and consulting contracts with each salaried employee and each consultant providing services to the Company or any of its Subsidiaries. As of the date hereof, no person listed on Section 4.17(f)(i) of the Company Disclosure Schedule has terminated or has advised the Company or any of its Subsidiaries in writing of his or her intention to terminate his or her relationship or status as an employee or consultant of the Company or its Subsidiaries for any reason, including because of the consummation of the transactions contemplated hereby, and the Company and its Subsidiaries have no plans or intentions, as of the date hereof, to terminate any such employee or consultant.

4.18 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns or has ever owned any real property or is party to an agreement to purchase any real property.

(b) Section 4.18(b) of the Company Disclosure Schedule contains a complete and accurate list of all real property currently leased, subleased, used, or occupied by or from the Company or any Subsidiary (“Leased Real Property”) and each of the leases, subleases, licenses, or other agreements related to the Leased Real Property (collectively, the “Leases”) to which the Company or any Subsidiary is a party with respect to such Leased Real Property. The Company has heretofore made available to Parent true, correct and complete copies of all Leases (including all modifications, amendments, supplements, consents, waivers and side letters thereto and all agreements in connection therewith, and all guarantees, work letters, improvement agreements, estoppel certificates, and subordination agreements relating thereto). Each Lease is in full force and effect in accordance with its terms, and the Company or Subsidiary that is a party thereto holds a valid leasehold estate in the Leased Real Property described therein, free and clear of all Liens, other than Permitted Encumbrances.

(c) The Company and each of its Subsidiaries has performed all of its material obligations under any termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no continuing liability with respect to such terminated real property leases. Neither the Company nor any of its Subsidiaries is in material breach of or default under, or has received written notice of any breach of or default under, any Lease, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a material breach or default thereunder by the Company or any of its Subsidiaries or any other party thereto. Neither the Company nor any of its Subsidiaries owes brokerage commissions or finders fees with respect to any Leased Real Property, nor would the Company or any of its Subsidiaries owe any such fees if any existing Lease were renewed pursuant to any renewal options contained in such Lease. Except as otherwise described in Section 4.18(b) of the Company Disclosure Schedule, the Company and its Subsidiaries currently occupy all of the Leased Real Property for the operation of their business. The Company has not transferred or assigned any interest in any Lease, nor has the Company subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other person or entity.

(d) Each Leased Real Property is in condition reasonably suitable for the conduct of the business of the Company and its Subsidiaries as presently conducted in all material respects.

(e) To the Knowledge of the Company, the Leased Real Property, and improvements and activities thereon do not violate in any material respect any applicable building code, zoning requirement or other law relating to such property, improvements or activities, without regard to any so-called non-conforming use exceptions.

(f) There is no pending or, to the Company’s Knowledge, threatened condemnation or similar proceeding affecting any Leased Real Property or any portion thereof, and the Company has no Knowledge that any such action is currently contemplated. There are no legal actions, suits or other legal or administrative proceedings pending against the Company or, to the Knowledge of the Company, threatened against the Company affecting or with respect to any Leased Real Property.

4.19 Assets; Personal Property. The machinery, equipment, furniture, fixtures and other tangible property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are sufficient and adequate to carry on their respective businesses in all material respects as presently conducted. The Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets, free and clear of all Liens, other than Permitted Encumbrances, except for defects in title that, individually or in the aggregate, are valued at less than $250,000.

4.20 Intellectual Property.

(a) Section 4.20(a) of the Company Disclosure Schedule contains a complete and accurate list of (i) all current Company Products, and (ii) all material Future Company Products.

(b) Section 4.20(b) of the Company Disclosure Schedule sets forth as of the date hereof a true and complete list of all Registered Intellectual Property owned by or filed in the name of the Company or any of its Subsidiaries, indicating for each item the registration or application number, the applicable filing jurisdiction, and the status of such application or registration (“Company Registered Intellectual Property”). Except with respect to any Company Registered Intellectual Property which the Company or any of its Subsidiaries has reasonably determined in the ordinary course of business to abandon or not maintain, each item of Company Registered Intellectual Property has not expired, been cancelled, or abandoned, and the registration thereof remains in effect with the applicable Governmental Authority (other than patent applications). Further, neither the Company, nor any of its Subsidiaries has made any fraudulent statement or misrepresentation to the United States Patent and Trademark Office, United States Copyright Office or other applicable Governmental Authority responsible for the granting of registrations with respect to Intellectual Property Rights in the application for and prosecution of the Company Registered Intellectual Property before such applicable Governmental Authority.

(c) All Company Intellectual Property owned by the Company or its Subsidiaries is free and clear of all Liens, other than Permitted Encumbrances. To the Knowledge of the Company, all other Company Intellectual Property is free and clear of all Liens, other than Permitted Encumbrances.

(d) Except as set forth in Section 4.20(d) of the Company Disclosure Schedule, to the Knowledge of the Company, neither the existing Company Products or the past or current conduct or operations of the Company or its Subsidiaries nor the Future Company Products, have infringed or misappropriated, or, with respect to Future Company Products, upon the release or sale thereof, will infringe or misappropriate, the Intellectual Property Rights of any third party, or have violated, or, with respect to Future Company Products, upon the release or sale thereof, will violate, any intangible, proprietary right of any person (including any right to privacy or publicity), or have constituted, or currently constitute, unfair competition or trade practices under the laws of any jurisdiction. No Legal Proceeding has been asserted against the Company or any of its Subsidiaries in the six (6) years immediately preceding the date hereof, and none of the Company or its Subsidiaries has received written notice from, any third party alleging that any Company Product or the operation or conduct of the business of the Company or any of its Subsidiaries, infringes or misappropriates the Intellectual Property Rights of any third party, violates the intangible, proprietary rights of any third party (including any right to privacy or publicity), or constitutes unfair competition or trade practices under the applicable Law.

(e) To the Knowledge of the Company, as of the date hereof, no person is misappropriating, infringing, diluting or violating any Company Intellectual Property. None of the Company or its Subsidiaries has brought any claims, suits, arbitrations or other adversarial proceedings before any court, Governmental Authority or arbitral tribunal against any third party with respect to any Company Intellectual Property that remain unresolved as of the date hereof.

(f) The Company and its Subsidiaries have taken commercially reasonable measures necessary to protect the Company’s and its Subsidiaries’ Trade Secrets and the Trade Secrets provided to the Company or any of its Subsidiaries by any other person to the extent the Company or its Subsidiaries is bound by obligations of confidentiality with respect to such third party Trade Secrets. Without limiting the generality of the foregoing, the Company and its Subsidiaries use commercially reasonable efforts to require each employee, consultant and independent contractor involved in the creation of Intellectual Property Rights or Technology to execute a proprietary information and confidentiality agreement substantially in the form(s) provided to or made available to Parent for review.

(g) Section 4.20(g) of the Company Disclosure Schedule lists all contracts, agreements and licenses pursuant to which a third party has licensed or granted any right (other than the transfer of full ownership) to the Company or any of its Subsidiaries in any Technology or Intellectual Property Rights or agreed to provide any services (including hosted services) related to Technology or Intellectual Property Rights to the Company or any of its Subsidiaries, other than any licenses for commercial, off-the-shelf software that are not incorporated into or distributed with any Company Products and for which the Company or any of its Subsidiaries has paid less than $50,000 in aggregate (“In-Licenses”); provided, however, that with respect to any In-Licenses entered into prior to the Company’s or its Subsidiaries’ acquisition of the applicable licensor, grantor or service provider thereunder or the business of such licensor, grantor or service provider thereunder, such representation shall be made solely to the Knowledge of the Company.

(h) Section 4.20(h) of the Company Disclosure Schedule lists all Contracts (i) pursuant to which Company or any of its Subsidiaries (A) has transferred ownership of or granted any third party any rights or licenses to any Company Intellectual Property other than Ordinary Course Customer Contracts, (B) has performed or agreed to perform services for any third party involving any Company Product, Technology or Company Intellectual Property other than Ordinary Course Customer Contracts, or (C) granted any license to, provided access to, or provided, sold or distributed (or agreed to do any of the foregoing) with respect to, any Company Product or Technology, other than Ordinary Course Customer Contracts; or (ii) between or among Company and any of its Subsidiaries with respect to Intellectual Property Rights or related services (the foregoing, “Out-Licenses”; and together with the In-Licenses, the “IP Contracts”); provided, however, that with respect to any Out-Licenses entered into prior to the Company’s or its Subsidiaries’ acquisition of the applicable licensee, grantee or service recipient thereunder or the business of such licensee, grantee or service recipient thereunder, such representation shall be made solely to the Knowledge of the Company.

(i) Except as set forth in Section 4.20(i) of the Company Disclosure Schedule, to the Knowledge of the Company, the consummation of the transactions contemplated hereby will not (i) result in the release of any Source Code of the Company or its Subsidiaries or in the granting of any right or licenses to any Company Intellectual Property to any third party, (ii) limit or materially impair the Company’s or its Subsidiaries’ right to any Intellectual Property currently used in the conduct of their respective businesses, (iii) result in Parent or any of its Affiliates being required to grant to any third party any rights to or under their Intellectual Property Rights, or (iv) subject the Surviving Corporation or any of its Subsidiaries, or Parent or any of its Affiliates to any non-compete or other material restriction on the operation or scope of their respective businesses; provided that the representations in this Section 4.20(i) will not be deemed breached as a result of the operation of provisions contained in agreements to which Parent is a party but to which the Company or its Subsidiaries are not.

(j) Except as set forth in Section 4.20(j) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries has, by its own action and not that of any third party, (i) granted, nor is any of them obligated to grant, access or rights to any of its Source Code in or for any Company Products or Company Technology, (ii) rendered any of its Source Code subject to any Open Source License, (iii) distributed any of the Company Products with Open Source Materials or pursuant to the terms of an Open Source License, (iv) to the Knowledge of the Company, licensed, distributed or used any Technology in material breach of the terms of any Open Source License, (v) licensed or granted a third party the right to obtain any of its proprietary Source Code in any Company Product (including in any such case, any conditional right to access, or under which Company or any of its Subsidiaries has established any escrow arrangement for the storage and conditional release of any Source Code).

(k) To the Knowledge of the Company, no Company Product currently on the market or otherwise provided as a service to customers (other than alpha or beta versions of Company Products) contains any undisclosed disabling codes or instructions, “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults or other software routines or hardware components that (i) enable or assist any person to access without authorization or disable or erase any of the Company Products, or (ii) otherwise significantly adversely affect the functionality of any of the Company Products.

(l) To the Knowledge of the Company, no Governmental Authority, university, college, other educational institution or research center has any claim or right of ownership or access to any Company Intellectual Property, other than as a paying customer or licensee of the Company or its Subsidiaries, and neither the Company nor any Subsidiary has entered into any agreement granting any such rights.

4.21 Compliance with Laws. The Company and each of its Subsidiaries, and their respective properties (including the Assets and the Leased Real Property), are in compliance with all Laws and Orders applicable to the Company and its Subsidiaries (including HIPAA, HITECH and Anti-Corruption and Anti-Bribery Laws) or such properties or to the conduct of the business or operations of the Company and its Subsidiaries, except for such violations or noncompliance that would not, individually or in the aggregate, (a) have a Company Material Adverse Effect, or (b) reasonably be expected to materially delay or prohibit the ability of the Company to consummate the transactions contemplated by this Agreement (including the Offer and the Merger) in accordance with the terms hereof and Law.

4.22 Privacy and Data Protection. The Company and its Subsidiaries (a) are in material compliance with applicable federal and state data privacy and security laws and all other Laws relating to the collection, use, storage, transfer, and disclosure of Personally Identifiable Information of any employees, contractors, or consultants, and any other individuals, including patients of customers, clients, or users, including, but not limited to, applicable provisions of HIPAA and HITECH, (b) are in compliance with their publicly posted or distributed policies relating to the privacy of users of the Company’s and its Subsidiaries’ products, services and websites, including without limitation with respect to the use, collection, storage, disclosure and transfer of any Personally Identifiable Information collected by the Company or its former Subsidiaries, (c) have entered into Business Associate Agreements when required by HIPAA, (d) have complied with such Business Associate Agreements, (e) have not received a complaint or notice of a complaint regarding their respective collection, use or disclosure of Personally Identifiable Information, (f) have complied with any legal requirements that they disclose their privacy practices to customers or patients, (g) have not made any such disclosure that has been inaccurate, misleading or deceptive or in violation of any federal or state data privacy or security law, (h) are not aware of any unauthorized access or disclosure of any Personally Identifiable Information requiring any notice to individuals, government agencies, or the media or otherwise violating any applicable Law, (i) have required all subcontractors to which Personally Identifiable Information has been given to agree to implement reasonable and appropriate means for protecting that information and, when required by law, have required all subcontractors who received Personally Identifiable Information to agree to the same restrictions and conditions that apply to Company with respect to such Personally Identifiable Information, and (j) have implemented reasonable administrative, managerial and technical safeguards appropriate to the nature and sensitivity of information processed by the Company.

4.23 Customers; Suppliers

(a) Customers. Section 4.23(a) of the Company Disclosure Schedule sets forth an accurate and complete list of the 25 largest customers of the Company and its Subsidiaries (each, a “Material Customer”), determined on the basis of sales revenues by the Company and its Subsidiaries, taken together as a whole, to its customers, for the 12 months ended December 31, 2011. Such list includes the total sales revenues per customer for each applicable period. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written, or to the Knowledge of the Company, oral notice from any Material Customer that such customer intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation or Parent).

(b) Suppliers. Section 4.23(b) of the Company Disclosure Schedule sets forth an accurate and complete list of the 25 largest suppliers of the Company and its Subsidiaries (each, a “Material Supplier”), determined on the basis of costs of items purchased by the Company and its Subsidiaries, taken together as a whole, for the 12 months ended December 31, 2011. Such list includes the total cost of items purchased by the Company per supplier for each applicable period.

As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written, or to the Knowledge of the Company, oral notice from any Material Supplier that such supplier intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation or Parent).

4.24 Insurance. Section 4.24 of the Company Disclosure Schedule sets forth a complete and accurate list of all policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets (including policies of life, property, fire, workers’ compensation, products liability, errors and omissions, directors’ and officers’ liability and other casualty and liability insurance). To the Knowledge of the Company, all such insurance policies are in full force and effect as of the date hereof. There is no material claim pending under any of such policies as to which, to the Knowledge of the Company, coverage has been questioned, denied or disputed by the underwriters of such policies and neither the Company or any Subsidiary has received notice of any actual or threatened cancellation, termination of, or material premium increase with respect to, any such policies.

4.25 Related Party Transactions. Except as set forth in the SEC Reports or compensation or other employment arrangements in the ordinary course, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any officer or director) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand.

4.26 Brokers. Except for Lazard Frères & Co., LLC (“Lazard”) (true and correct copies of whose engagement letter has been furnished to Parent), there is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby (including the Offer and the Merger).

4.27 Opinion of Financial Advisor. The Company Board has received the opinion of Lazard to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the Offer Price and the Merger Consideration to be paid to the holders of Company Shares (other than Parent, Merger Sub, the Company, any direct or indirect wholly owned subsidiary of Parent, Merger Sub or the Company or holders of Dissenting Shares) in the Offer and the Merger (taken together) is fair, from a financial point of view, to such holders of Company Shares, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

4.28 No Other Representations and Warranties. Except for the representations and warranties of the Company contained in this Agreement, the Company is not making and has not made, and no other Person is making or has made on behalf of the Company, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby, and no Person is authorized to make any such representations and warranties on behalf of the Company. Any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Sub or any of their representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in this Article IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except, with respect to any Section of this Article V, as set forth in the section of the disclosure schedule delivered by Parent to the Company on the date of this Agreement (the “Parent Disclosure Schedule”) that relates to such Section or in another section of the Parent Disclosure Schedule to the extent it is reasonably apparent from the text of such disclosure that such disclosure is applicable to such other Section, Parent and Merger Sub hereby represent and warrant to the Company as follows:

5.1 Organization. Parent is duly organized and validly existing under the laws of the State of Delaware and has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of Parent and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

5.2 Authorization. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder (including the Offer and the Merger). The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Offer and the Merger) have been duly authorized by all necessary corporate or other action on the part of Parent and Merger Sub, and no other corporate or other proceeding on the part of Parent or Merger Sub is necessary to authorize, adopt or approve this Agreement and the transactions contemplated hereby (including the Offer and the Merger). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legally valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity.

5.3 Non-contravention; Required Consents.

(a) The execution, delivery or performance by Parent and Merger Sub of this Agreement, the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Offer and the Merger) and the compliance by Parent and Merger Sub with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the articles of association or memorandum of association of Parent or the certificate of incorporation or bylaws of Merger Sub or, (ii) assuming compliance with the matters referred to in Section 5.3(b), violate or conflict with any Law or Order applicable to Parent or Merger Sub or by which any of their properties or assets are bound, except in the case of clause (ii) above, for such violations, conflicts, defaults, terminations, accelerations or Liens that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) No Consent of any Governmental Authority is required on the part of Parent, Merger Sub or any of their Affiliates in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Offer and the Merger), except (i) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the Law of states in which the Company and its Subsidiaries are qualified to do business, (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (iii) compliance with any applicable requirements of the HSR Act and other applicable Antitrust Laws and (iv) such other Consents, the failure of which to obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

5.4 Offer Documents; Schedule 14D-9; Proxy Statement.

(a) The Offer Documents, when filed with the SEC, will comply as to form in all material respects with the applicable requirements of the Exchange Act and, on the date first published, sent or given to the Company Stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by Parent with respect to information supplied by the Company or any of its officers, directors, representatives, agents or employees in writing specifically for inclusion or incorporation by reference in the Offer Documents.

(b) None of the information supplied by Parent, Merger Sub or their officers, directors, representatives, agents or employees expressly for inclusion in the Schedule 14D-9 will, on the date the Schedule 14D-9 is first sent to the Company Stockholders or at the expiration date of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) None of the information supplied by Parent, Merger Sub or, to Parent’s or Merger Sub’s knowledge, or their officers, directors, representatives, agents or employees expressly for inclusion in the Proxy Statement will, on the date the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.5 Ownership of Company Capital Stock. Neither Parent nor Merger Sub is, nor at any time during the last 3 years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

5.6 Funds. Parent has, or will have upon the expiration date of the Offer (as the same may be extended from time to time pursuant to this Agreement) and at the Effective Time, the funds necessary to consummate the Offer and the Merger.

5.7 Management Arrangements. As of the date of this Agreement, other than the Employment Agreements, none of Parent or Merger Sub, or their respective executive officers, directors or affiliates, has entered into any agreement, arrangement or understanding with any of the executive officers, directors or affiliates of the Company that is currently in effect or would become effective in the future (upon consummation of the Offer or the Merger or otherwise) and that would be required to be disclosed under Item 1005(d) of Regulation M-A under the Exchange Act.

5.8 Ownership of Merger Sub; No Prior Activities. All of the outstanding capital stock of, or other equity or voting interest in, Merger Sub (i) has been duly authorized, validly issued and is fully paid and nonassessable and (ii) is owned, directly or indirectly, by Parent, free and clear of all Liens other than Permitted Encumbrances. Merger Sub was formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not prior to the Closing Date have incurred, directly or indirectly, through any Subsidiary or otherwise, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

5.9 No Other Representations and Warranties. Except for the representations and warranties of Parent and Merger Sub contained in this Agreement, Parent and Merger Sub are not making and neither has made, and no other Person is making or has made on behalf of Parent or Merger Sub, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby, and no Person is authorized to make any such representations and warranties on behalf of Parent or Merger Sub.

ARTICLE VI

INTERIM CONDUCT OF BUSINESS

6.1 Affirmative Obligations of the Company. Except (a) as expressly contemplated or expressly required by this Agreement, (b) as set forth in Section 6.1 of the Company Disclosure Schedule, (c) as required by Law or (d) as approved in advance by Parent in writing, such approval not to be unreasonably withheld, conditioned or delayed, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of (x) the Appointment Time, (y) the Effective Time and (z) the termination of this Agreement pursuant to Article IX, the Company and each of its Subsidiaries shall (i) carry on its business in the ordinary course in substantially the same manner as heretofore conducted and in material compliance with all Laws, (ii) pay or perform all material obligations when due and (iii) use commercially reasonable efforts, consistent with past practices and policies, to (A) preserve intact its present business organization, (B) keep available the services of its present officers and employees and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings. Nothing contained in this Agreement, including Sections 6.1 and 6.2, is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Acceptance Time. Prior to the Acceptance Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.2 Negative Obligations of the Company. Except (i) as expressly contemplated or expressly permitted by this Agreement, (ii) as set forth in Section 6.2 of the Company Disclosure Schedule, (iii) as required by Law or (iv) as approved in advance by Parent in writing, such approval not to be unreasonably withheld, conditioned or delayed, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of (x) the Appointment Time, (y) the Effective Time and (z) the termination of this Agreement pursuant to Article IX, the Company shall not, and shall cause its Subsidiaries not to:

(a) amend its certificate of incorporation or bylaws or comparable organizational documents;

(b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except for the issuance and sale of Company Shares pursuant to Company Options or other equity awards outstanding prior to the date hereto;

(c) acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities;

(d) other than cash dividends made by any direct or indirect wholly owned Subsidiary of the Company to the Company or one of its Subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock;

(e) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the transactions contemplated hereby, including the Offer and the Merger);

(f) (i) incur or assume any long-term or short-term debt or issue any debt securities, in excess of $500,000, except for (A) short-term debt incurred to fund (x) operations of the business in the ordinary course of business consistent with past practice or (y) fees and expenses in connection with the transactions contemplated by this Agreement, and (B) loans or advances to direct or indirect wholly owned Subsidiaries, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except with respect to obligations of direct or indirect wholly owned Subsidiaries of the Company, (iii) make any loans, advances or capital contributions to or investments in any other Person except for travel advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries or (iv) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Encumbrances);

(g) except as may be required by Law or the terms of any Employee Plan as in effect on the date hereof, enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, restricted stock, restricted stock unit, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner or increase or decrease in any manner the compensation or fringe benefits of any director, officer or employee, pay any special bonus or special remuneration to any director, officer or employee, or pay any benefit not required by any plan or arrangement as in effect as of the date hereof;

(h) forgive any loans to any employees, officers or directors of the Company or any of its Subsidiaries, or any of their respective Affiliates;

(i) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Employee Plans or agreements subject to the Employee Plans or any other similar Contract of the Company other than deposits and contributions that are required pursuant to the terms of the Employee Plans or any agreements subject to the Employee Plans in effect as of the date hereof;

(j) enter into, amend, or extend any Collective Bargaining Agreement;

(k) sell, lease, license, transfer or dispose of any property or assets, or any portion thereof or interest therein, in any single transaction or series of related transactions, except either (i) transactions required under an existing Contract of the Company or any of its Subsidiaries, or (ii) the sale of goods or provision of services in the ordinary course of business consistent with past practice or grants of licenses pursuant to Ordinary Course Customer Contracts;

(l) except as may be required as a result of a change in Law or in GAAP, make any change in any of the accounting principles or practices used by it;

(m) (i) make or change any material Tax election, (ii) file any material amended Tax Return, (iii) settle or compromise any material Tax liability, (iv) adopt or change any material Tax accounting method or (v) consent to any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes;

(n) acquire or license any material Intellectual Property Rights from any third party, other than pursuant to Contracts in existence as of the date hereof, transfer or grant any exclusive rights to any Company Intellectual Property to any third party, or grant any license to any Company Product or to any Company Intellectual Property except pursuant to an Ordinary Course Customer Contract or a non-exclusive license of Company Intellectual Property in the ordinary course of business;

(o) (i) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee); (ii) modify, amend or exercise any right to renew any Lease or other lease or sublease of real property, or waive any term or condition thereof or grant any consents thereunder; (iii) grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting any Leased Real Property or other real property, or any interest therein or part thereof; (iv) make any material changes in the construction or condition of any such property; (v) enter into any agreement to purchase or sell any interest in real property; or (vi) violate the terms of or terminate any Lease;

(p) (i) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein, (ii) enter into, or amend, any Contract other than in the ordinary course of business that would be or reasonably be expected to be, material to the business, operations or financial condition of the Company and its Subsidiaries, taken together as a whole, (iii) enter into or amend any Contract with a competitor of Parent, including the competitor set forth on Section 1.1(l) of the Company Disclosure Schedule, or (iv) authorize, incur or commit to incur any new capital expenditure(s), individually or in the aggregate, with obligations to the Company or any of its Subsidiaries in excess of $500,000; provided, however, that none of the foregoing shall limit any capital expenditure required pursuant to existing Contracts or otherwise contemplated by the Company’s current capital expenditure budget made available to Parent; and provided further, that none of the foregoing shall prohibit the Company from dissolving and/or merging into any of its Subsidiaries certain other Subsidiaries that are not material to the Company or its Subsidiaries, taken as a whole;

(q) commence, settle or compromise any pending or threatened Legal Proceeding or pay, waive, discharge or satisfy or agree to pay, waive, discharge or satisfy any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise), other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings, claims and other Liabilities (i) expressly reflected or reserved against in full on the Balance Sheet or incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practice or (ii) the settlement, compromise, discharge or satisfaction of which (A) does not involve payment of money in excess of $250,000 individually or $500,000 in the aggregate with other such settlements, and (B) does not include any other obligation to be performed by the Company or its Subsidiaries following the Effective Time that is, individually or in the aggregate, material to the Company;

(r) except as required by Law or GAAP, revalue in any material respect any of its properties or assets including without limitation writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(s) except as required by Law, convene any regular or special meeting (or any adjournment or postponement thereof) of the Company Stockholders other than the Company Stockholders’ Meeting;

(t) except as required by Law, terminate, modify, or waive any right under any material Permit; or

(u) enter into a Contract to do any of the foregoing.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 No Solicitation.

(a) The Company and its Subsidiaries shall immediately cease, and shall direct the Company Representatives to immediately cease, any and all existing activities, discussions or negotiations with any Persons (other than the parties hereto) conducted heretofore with respect to any Acquisition Proposal, and shall promptly request that any such Person promptly return or destroy all confidential information concerning the Company and its Subsidiaries furnished in connection with such discussions or negotiations.

(b) Subject to Section 7.1(c) and Section 7.2, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall not and shall cause its Subsidiaries not to, and shall direct any of their respective directors, officers or other employees, controlled affiliates, or any investment banker, attorney or other advisors or representatives retained by any of them (collectively, the “Company Representatives”) not to directly or indirectly, (i) solicit, initiate, knowingly encourage or assist, or knowingly facilitate or induce the making, submission or announcement of, an Acquisition Proposal or Acquisition Transaction, (ii) participate or engage in discussions or negotiations with any Person (other than Parent or Merger Sub or any designees of Parent or Merger Sub) regarding an Acquisition Proposal or Acquisition Transaction, or furnish to any Person (other than Parent or Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford any Person access to the business, properties, assets, books or records of the Company or any of its Subsidiaries, or knowingly take any other action with the intent to encourage, assist or facilitate an Acquisition Proposal or any inquiries or the making of a proposal that would reasonably be expected to lead to an Acquisition Proposal, (iii) terminate, amend, waive or fail to enforce any rights under any “standstill” or other similar agreement between the Company or any of its Subsidiaries and any Person (other than Parent), (iv) enter into any letter of intent, memorandum of understanding, definitive agreement or similar document or Contract relating to any Acquisition Proposal or Acquisition Transaction (other than any confidentiality agreement entered into in accordance with Section 7.1(c) or any definitive agreement with respect to a Superior Proposal entered into in accordance with Section 7.2(c)), (v) waive the applicability of all or any portion of Section 203 of the DGCL in respect of any Person (other than Parent and its Affiliates) in relation to any Acquisition Proposal or Acquisition Transaction (other than in connection with any definitive agreement with respect to a Superior Proposal entered into in accordance with Section 7.2(c)), or (vi) agree to do any of the foregoing.

(c) Notwithstanding anything to the contrary set forth in Sections 7.1(a) and 7.1(b), prior to the Acceptance Time, the Company Board may, directly or indirectly through advisors, agents or other intermediaries, subject to the Company’s compliance with the provisions of this Section 7.1(c), (i) engage or participate in discussions or negotiations with any Person that has made (and not withdrawn) a bona fide, written Acquisition Proposal that the Company Board concludes in good faith (after consultation with its independent financial advisor and its outside legal counsel) constitutes or would reasonably be expected to lead to a Superior Proposal and (ii) furnish to any Person that has made (and not withdrawn) a bona fide, written Acquisition Proposal that the Company Board concludes in good faith (after consultation with its independent financial advisor and its outside legal counsel) constitutes or would reasonably be expected to lead to a Superior Proposal any non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement the terms of which are no less favorable to the Company than those contained in the Confidentiality Agreement (which confidentiality agreement shall not include any provisions that would prevent or restrict the Company or the Company Representatives from providing any information to Parent to which Parent would be entitled under any provision of this Agreement); provided, however, that in the case of any action taken pursuant to the foregoing clauses (i) or (ii), (1) none of the Company or any of its Subsidiaries shall have breached the terms of this Section 7.1 or Section 7.2 with respect to such Acquisition Proposal, (2) the Company Board has determined in good faith (after consultation with outside legal counsel) that such action is required in order to comply with its fiduciary duties to the Company Stockholders under Delaware Law, (3) at least 48 hours prior to taking any of the actions set forth in clauses (i) or (ii), the Company gives Parent written notice containing the information set forth in Section 7.1(d), and of the Company’s intention to take such actions and (4) contemporaneously with furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent (to the extent such information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, Parent, Merger Sub and the Company acknowledge and hereby agree that any breach of the restrictions set forth in this Section 7.1 by any Company Representative shall constitute a breach of this Section 7.1 by the Company. Notwithstanding anything to the contrary set forth in Section 7.1(b), the Company Board may terminate, amend, waive or fail to enforce any rights under any “standstill” or other similar agreement between the Company or any of its Subsidiaries and any Person if, after consultation with its outside legal counsel, the Company Board determines that the failure to so terminate, amend, waive or fail to enforce such rights would reasonably be expected to result in a breach of the Company Board’s fiduciary duties to the Company Stockholders under Delaware Law.

(d) In addition to the obligations of the Company set forth in Section 7.1(c), the Company shall promptly, and in all cases within 24 hours of its receipt, advise Parent orally and in writing of (i) any Acquisition Proposal, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal or Acquisition Transaction or (iii) any inquiry with respect to, or that would reasonably be expected to lead to, any Acquisition Proposal or Acquisition Transaction, in each case, including the terms and conditions of such Acquisition Proposal or Acquisition Transaction, request or inquiry (unless such Acquisition Proposal is in written form, in which case the Company shall give Parent a copy thereof), and the identity of the Person or group making any such Acquisition Proposal, request or inquiry. The Company shall keep Parent promptly and reasonably informed of the status, details, terms and conditions (including all material amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry.

7.2 Company Board Recommendation.

(a) Subject to the terms of Section 7.2(b), the Company Board shall (i) make the Company Board Recommendation and (ii) include the Company Board Recommendation (with respect to the Offer) in the Schedule 14D-9 and permit Parent to include the Company Board Recommendation in the Offer Documents.

(b) Subject to the permitted actions contemplated by this Section 7.2 or Section 9.1(d)(ii), neither the Company Board nor any committee thereof shall (i) fail to make, withhold or withdraw, or amend, qualify or modify in a manner adverse to Parent, or publicly propose to refuse to so make, withhold, withdraw, amend, qualify or modify, the Company Board Recommendation, (ii) approve, endorse or recommend an Acquisition Proposal, or fail to publicly recommend against any such Acquisition Proposal that is a tender offer or exchange offer for Company Shares within 10 Business Days after commencement of such offer (and at all times thereafter during which any such tender offer or exchange offer is pending) and reaffirm the Company Board Recommendation within such 10 Business Day-period (and at all times thereafter during which any such tender offer or exchange offer is pending), (iii) fail to include the Company Board Recommendation in the Schedule 14D-9 or the Proxy Statement, as applicable, (iv) fail to reaffirm the Company Board Recommendation within 3 Business Days of a written request to do so by Parent, or (v) resolve, agree or publicly propose to take any of the foregoing actions (any action described in clauses (i) through (v), a “Company Board Recommendation Change”).

(c) Notwithstanding anything in Section 7.1 or Section 7.2 to the contrary, the Company Board may effect a Company Board Recommendation Change, or may terminate this Agreement pursuant to Section 9.1(d)(ii) to enter into a definitive agreement with respect to a Superior Proposal, at any time prior to the Acceptance Time, if (i) the Company Board has received a bona fide, written Acquisition Proposal that constitutes a Superior Proposal, (ii) neither the Company nor any of its Subsidiaries has breached the provisions of Section 7.1 or this Section 7.2 with respect to such Acquisition Proposal, (iii) prior to effecting such Company Board Recommendation Change or terminating this Agreement pursuant to Section 9.2(d)(ii), the Company Board shall have given Parent at least 3 Business Days prior written notice thereof, which notice shall attach such Superior Proposal and set forth the identity of the Person making such Superior Proposal and all the material terms and conditions of such Superior Proposal in reasonable detail (it being understood and agreed that any revision or modification in any material respect to such Superior Proposal shall require a new written notice by the Company to Parent in compliance with this clause (iii) and a new matching period under clause (iv) below, except that such notices and matching period shall be 2 Business Days), and the opportunity to meet with the Company Board and its outside legal counsel, all with the purpose and intent of enabling Parent and the Company to discuss in good faith a modification of the terms and conditions of this Agreement proposed by Parent so that the transactions contemplated hereby may be effected and (iv) Parent shall not have made, within 3 Business Days after receipt of the Company’s written notice of its intention to effect a Company Board Recommendation Change or terminate this Agreement pursuant to Section 9.2(d)(ii), a definitive written counter-offer or proposal that the Company Board determines in good faith (after consultation with its independent financial advisor and its outside legal counsel) is at least as favorable to the Company Stockholders as such Superior Proposal. The Company shall keep confidential any such counter-offers or proposals made by Parent to revise the terms of this Agreement, other than in the event of any amendment to this Agreement and to the extent required to be disclosed in any SEC Reports.

(d) Notwithstanding anything in Section 7.1 or Section 7.2 to the contrary, the Company Board may effect a Company Board Recommendation Change at any time prior to the Acceptance Time in response to an Intervening Event, if (i) the Company Board has determined in good faith (after consultation with outside legal counsel), that, in light of such Intervening Event, the Company Board is required to effect a Company Board Recommendation Change in order to comply with the Company Board’s fiduciary duties to the Company Stockholders under Delaware Law, and (ii) prior to effecting such Company Board Recommendation Change, the Company Board shall have given Parent at least 3 Business Days prior written notice thereof, which notice shall describe the Intervening Event in reasonable detail, and the opportunity to meet with the Company Board and its outside legal counsel, all with the purpose and intent of enabling Parent and the Company to discuss in good faith any modification of the terms and conditions of this Agreement that may be proposed by Parent so that the Company Board may determine not to effect such Company Board Recommendation Change.

(e) Nothing in this Agreement shall prohibit the Company Board from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders), provided that any such disclosure (other than a “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) following the commencement (within the meaning of Rule 14d-2 promulgated under the Exchange Act) of a tender offer that constitutes an Acquisition Proposal by a third party that does not recommend that the Company Stockholders reject such Acquisition Proposal, shall be deemed to be a Company Board Recommendation Change unless the Company Board otherwise expressly publicly reaffirms the Company Board Recommendation within 3 Business Days following a written request by Parent, or (ii) making any “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

7.3 Company Stockholder Meeting; Proxy Statement.

(a) If approval of the Company Stockholders is required under Delaware Law in order to consummate the Merger other than pursuant to Section 253 of the DGCL, (i) the

Company shall establish a record date for, call, give notice of, convene and hold a meeting of the Company Stockholders (the “Company Stockholders’ Meeting”) as promptly as practicable following the Acceptance Time (or following any subsequent offering period, if applicable) for the purpose of voting upon the adoption of this Agreement in accordance with Delaware Law and (ii) the Company and Parent shall jointly prepare following the Acceptance Time, and the Company shall file with the SEC, the Proxy Statement for use in connection with the solicitation of proxies from the Company Stockholders in connection with the Merger and the Company Stockholders’ Meeting. The Company and Parent, as the case may be, shall furnish all information concerning the Company or Parent as the other party hereto may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. Subject to all applicable Law, the Company shall use its commercially reasonable efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as practicable following the filing thereof with the SEC. No filing of, or amendment or supplement to, or correspondence with the SEC or its staff with respect to the Proxy Statement shall be made by the Company without providing Parent a reasonable opportunity to review and comment thereon. The Company shall advise Parent, promptly after it receives notice thereof, of any request by the SEC or its staff for an amendment or revisions to the Proxy Statement, or comments thereon and responses thereto, or requests by the SEC or its staff for additional information in connection therewith. If at any time prior to the Company Stockholders’ Meeting, any information relating to the Company or Parent, or any of their respective directors, officers or Affiliates, should be discovered by the Company or Parent, which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party or parties hereto, as the case may be, and an appropriate amendment or supplement to the Proxy Statement describing such information shall be promptly prepared and filed with the SEC and, to the extent required by applicable Law, disseminated to the Company Stockholders.

(b) Each of Parent and Merger Sub shall vote all Company Shares acquired in the Offer (or otherwise beneficially owned by it or any of its respective Subsidiaries as of the applicable record date) in favor of the adoption of this Agreement in accordance with Delaware Law at the Company Stockholders’ Meeting or otherwise.

(c) Unless this Agreement is earlier terminated pursuant to Article IX, subject to the terms of Sections 7.2(b), 7.2(c) and 7.2(d), the Company shall include in the Proxy Statement the Company Board Recommendation (other than with respect to the Offer).

7.4 Short-Form Merger. Notwithstanding the provisions of Section 7.3, in the event that Parent, Merger Sub or any other Subsidiary of Parent shall acquire a number of Company Shares equal to at least the Short Form Threshold, whether pursuant to the Offer upon the exercise of the Top-Up Option or otherwise, each of Parent, Merger Sub and the Company shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without the Company Stockholders’ Meeting, in accordance with Section 253 of the DGCL.

7.5 Commercially Reasonable Efforts to Complete.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement (including the Offer and the Merger), including using commercially reasonable efforts to: (i) cause the conditions to the Offer set forth on Annex A hereto and the conditions to the Merger set forth in Article VIII hereof to be satisfied or fulfilled; (ii) obtain all necessary or appropriate consents, waivers and approvals under any Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby (including the Offer and the Merger) so as to maintain and preserve the benefits under such Contracts following the consummation of the transactions contemplated hereby (including the Offer and the Merger); provided, that any action taken by the Company as permitted by, and pursuant to, Section 6.2 of the Company Disclosure Schedule shall not be a violation of this Section 7.5(a)(ii); (iii) obtain all necessary actions or non-actions, waivers, consents, approvals, Orders and authorizations from Governmental Authorities and the expiration or termination of any applicable waiting periods under the HSR Act and (iv) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. With respect to clause (ii) above, (A) all fees, costs and expenses to obtain, and satisfy the conditions of the consents to be obtained by the Company hereunder (including, without limitation, the consents of all lessors of Leased Real Property) shall be paid and borne entirely by the Company, and (B) if the lessor, master lessor, sublessor, or licensor under any Lease conditions its grant of a consent (including by threatening to exercise a “recapture” or other termination right) upon, or otherwise requires in response to a notice or consent request regarding the transactions contemplated by this Agreement, the payment of a consent fee, “profit sharing” payment or other consideration (including increased rent payments), or the provision of additional security (including a guaranty), the Company shall be solely responsible for making all such payments and providing all such additional security, subject to Parent’s approval (not to be unreasonably withheld or delayed) with respect to any such payments in excess of $50,000 and any such additional security; provided, however, that the payment of any such fees, costs or expenses shall not be required to be made by the Company prior to the Effective Time.

(b) Without limiting the generality of the foregoing provisions of Section 7.5(a), as soon as reasonably practicable (and, in any event, within 10 Business Days) following the execution and delivery of this Agreement, each of Parent and the Company shall file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby (including the Offer and the Merger) as required by the HSR Act. Each of Parent and the Company shall promptly (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to effectuate such filings, and (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction or that Parent or the Company otherwise reasonably deems necessary and/or appropriate. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement (including the Offer and the Merger). If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement (including the Offer and the Merger), then such party shall use commercially reasonable efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Neither Parent nor the Company shall commit or agree (or permit their respective Subsidiaries or Affiliates to commit or agree) with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws, without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed).

(c) Without limiting the generality of the foregoing provisions of Section 7.5(a), in the event that any state anti-takeover or other similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement (including the Offer and the Merger), the Company, at the direction of the Company Board, shall use commercially reasonable efforts to ensure that the transactions contemplated by this Agreement (including the Offer and the Merger) may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement, and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby (including the Offer and the Merger).

(d) Without limiting the generality of the foregoing provisions of Section 7.5(a), from the date of this Agreement until the Acceptance Time, each of Parent, Merger Sub and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable to cause the eScription Transition Condition to be satisfied as promptly as practicable after the date of this Agreement, including the actions required to be taken pursuant to that certain Application Service Provider Agreement, dated the date hereof by and between Parent and the Company.

(e) Notwithstanding anything to the contrary set forth in this Agreement, none of Parent, Merger Sub or any of their Subsidiaries shall be required to, and the Company may not, in order to satisfy the Regulatory Condition or comply with any requirements under the HSR Act or any other applicable Antitrust Laws, without the prior written consent of Parent, consent to, or offer or agree to, any requirement, condition, limitation, understanding, agreement or order to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries, (ii) conduct, restrict, operate, invest or otherwise change the assets, business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries in any manner, or (iii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries; provided that, if requested by Parent, the Company will consent to, or offer or agree to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Company in the event the Effective Time occurs. Notwithstanding anything herein to the contrary, none of Parent, Merger Sub, the Company or any of their respective Subsidiaries shall be required to file or defend any lawsuit or Legal Proceeding, appeal any judgment or Order or contest any injunction in a Legal Proceeding initiated by a Governmental Authority, in each case, in order to satisfy the Regulatory Condition or comply with any requirements under the HSR Act or any other applicable Antitrust Laws.

7.6 Access.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Appointment Time, the Company shall afford Parent and its accountants, legal counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company to enable Parent to obtain all information concerning the Leased Real Property, the Assets and the businesses of the Company and its Subsidiaries, including the status of product development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request; provided, however, that no information or knowledge obtained by Parent in any investigation conducted pursuant to this Section 7.6 shall affect or be deemed to modify or waive (i) any right of Parent with respect to any representation or warranty of the Company or a Subsidiary set forth herein, or (ii) any condition to the obligations of Parent and Merger Sub to consummate the transactions contemplated hereby, including the Offer and the Merger, or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 7.6. Notwithstanding the foregoing, the Company shall not be required to provide Parent or any of its accountants, legal counsel or other representatives with access to such properties, books and records or personnel of the Company to the extent that the provision of such access could reasonably be expected to (A) result in the waiver of an attorney-client or other privilege, (B) result in the unauthorized disclosure or misappropriation of any of the Company’s Trade Secrets or (C) result in a breach of the Company’s non-disclosure obligations, whether by Contract or otherwise, to another Person.

(b) Notwithstanding anything herein to the contrary, Parent and its agents, contractors and representatives shall not have the right of entering upon Leased Real Property for purposes of making any inspections, evaluations, surveys or tests without the Company’s prior written approval (not to be unreasonably withheld, conditioned or delayed).

7.7 Notification.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Acceptance Time, the Company shall give prompt notice to Parent (i) upon becoming aware that any representation or warranty made by the Company in this Agreement has become untrue or inaccurate, or of any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, to the extent such inaccuracy or failure would reasonably be expected to result in the failure of the applicable Offer Condition set forth in Annex A hereto to be satisfied, (ii) upon receiving any notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement, or (iii) upon receiving any notice or other written communication that any Legal Proceedings have commenced, or to the Company’s Knowledge, been threatened, against the Company or any of its Subsidiaries, that are related to the transactions contemplated by this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated hereby, including the Offer and the Merger, or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 7.7(a).

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Acceptance Time, Parent shall give prompt notice to the Company (i) upon becoming aware that any representation or warranty made by it or Merger Sub in this Agreement has become untrue or inaccurate, or of any failure of Parent or Merger Sub to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case to the extent such inaccuracy or failure would reasonably be expected to result in a Parent Material Adverse Effect, (ii) upon receiving any notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement, or (iii) upon receiving any notice or other written communication that any Legal Proceedings have been commenced, or to Parent’s or Merger Sub’s knowledge, been threatened, against Parent or Merger Sub, that are related to the transactions contemplated by this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of Parent or Merger Sub set forth herein or the conditions to the obligations of the Company to consummate the transactions contemplated hereby, including the Offer and the Merger, or the remedies available to the parties hereunder and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to the Company pursuant to this Section 7.7(b).

7.8 Certain Litigation. The Company shall promptly advise Parent orally and in writing of any litigation commenced after the date hereof against the Company or any of its directors by any Company Stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Offer and the Merger) and shall keep Parent reasonably informed regarding any such litigation. The Company shall control, and shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation and shall consider Parent’s views with respect to such stockholder litigation and shall not settle any such stockholder litigation without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

7.9 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Confidentiality Agreement, dated July 15, 2011, as amended on October 27, 2011 (the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms.

7.10 Public Disclosure. Parent, Merger Sub and the Company shall consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to this Agreement and the transactions contemplated hereby (including the Offer and the Merger), and shall not issue any such press release or make any such public statement prior to such consultation, except (a) as may be required by applicable Law or any listing agreement with a national securities exchange, in which case commercially reasonable efforts to consult with the other party hereto shall be made prior to any such release or public statement and (b) with respect to any press release or other public statement by the Company permitted by, and in furtherance of the Company’s rights under, Section 7.1 or Section 7.2. The Company and Parent shall work together in good faith to develop and implement a communications strategy with respect to written and other communications (including electronic communications) that the Company proposes to make to its employees regarding this Agreement or the transactions contemplated hereby.

7.11 Employee Matters.

(a) During the period from the Closing Date until the 12-month anniversary thereof, Parent shall, or shall cause its Subsidiaries to, provide to each Person who is employed by the Company or any of its Subsidiaries immediately prior to the Effective Time and who remains in the employment of the Company and its Subsidiaries on or after the Effective Time (the

“Continuing Employees”) (i) annual base salary in an amount no less than the amount in effect for such Continuing Employee immediately prior to the Acceptance Time, (ii) the amount of bonus earned for fiscal year 2012 in accordance with the Company’s bonus plan in effect for such Continuing Employee immediately prior to the Acceptance Time, which bonus shall be payable at the time it would otherwise be payable pursuant to such bonus plan, unless such Continuing Employee’s employment is terminated by the Company or such Subsidiary without Cause prior to such time, in which case such bonus will be payable at the time of such termination and shall be prorated with respect to the date of such termination and (iii) benefits (including paid time off, 401(k), health and severance) that are not materially less favorable (taken as a whole) than those provided to similarly situated employees of Parent during such period. For purposes of this Section 7.11(a), “Cause” shall be defined and have the meaning accorded to it under Georgia common law, including but not limited to such Continuing Employee’s violation of the Company’s Code of Conduct.

(b) The service of each Continuing Employee with the Company or any of its Subsidiaries (or any predecessor employer) prior to the Effective Time shall be treated, to the extent treated as service by the Company prior to the Effective Time, as service with Parent and its Subsidiaries for purposes of each (i) “employee pension benefit plan” (as defined in Section 3(2) of ERISA), (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), (iii) employment health or medical plan, program, policy or arrangement, (iv) bonus, incentive or deferred compensation plan, program, policy or arrangement, or (v) other material compensation or benefit plan, program, policy or arrangement (each, a “Parent Benefit Plan”) which the Parent makes available to such Continuing Employee, including for purposes of eligibility, vesting and benefit levels and accruals (other than benefit accruals under any tax-qualified retirement plan), but not in any case where credit would result in duplication of benefits or for purposes of accrual of pension benefits.

(c) Following the Effective Time, for purposes of each Parent Benefit Plan in which any Continuing Employee or his or her eligible dependents is eligible to participate after the Effective Time, Parent shall, or shall cause its Subsidiaries to, use its commercially reasonable efforts to (i) waive any pre-existing condition, exclusion, actively-at-work requirement or waiting period to the extent such condition, exclusion, requirement or waiting period was satisfied or waived under the comparable Employee Plan as of the Effective Time (or, if later, any applicable plan transaction date) and (ii) provide full credit for any co-payments, deductibles or similar payments made or incurred prior to the Effective Time for the plan year in which the Effective Time (or such transition date) occurs.

(d) The Company shall terminate, effective as of the day immediately preceding the date the Company becomes a member of the same Controlled Group of Corporations (as defined in Section 414(b) of the Code) as Parent (the “401(k) Termination Date”), any and all 401(k) plans maintained by the Company or any ERISA Affiliates, unless Parent provides written notice to the Company that such 401(k) plan(s) shall not be terminated. The Company shall provide Parent evidence that the 401(k) plan(s) of the Company and its Subsidiaries have been terminated pursuant to resolutions of the Company Board or the board of directors of its Subsidiaries, as applicable. The Company shall also take such other actions in furtherance of terminating any such 401(k) plans as Parent may reasonably request.

(e) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall be construed as requiring Parent or any of its Subsidiaries to employ any Continuing Employee for any length of time following the Closing Date. Subject to the specific limitations set forth in Section 7.11(a), nothing in this Agreement, express or implied, shall be construed to prevent Parent or any of its Subsidiaries from (i) terminating, or modifying the terms of employment of, any Continuing Employee following the Closing Date or (ii) terminating or modifying to any extent any Parent Benefit Plan or any other employee benefit plan, program, agreement or arrangement of the Company or that Parent or any of its Subsidiaries, including the Surviving Corporation, may establish or maintain. No covenant or other undertaking in this Agreement shall constitute an amendment to any employee benefit plan, program, policy or arrangement, and any covenant or undertaking that suggests that an employee benefit plan, program, policy or arrangement will be amended shall be effective only upon the adoption of a written amendment in accordance with the amendment procedures of such plan, program, policy or arrangement. The provisions of this Section 7.11 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Continuing Employee), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Agreement. If a party not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to such Employee Plan, International Employee Plan or Parent Benefit Plan and that provision is construed to be such an amendment despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively as of its inception, thereby precluding it from having any amendatory effect.

7.12 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent shall cause the Surviving Corporation and its Subsidiaries to, honor and fulfill in all respects the obligations of the Company and its Subsidiaries under their respective certificates of incorporation and bylaws (and other similar organizational documents) and all indemnification agreements in effect as of the date of this Agreement between the Company or any of its Subsidiaries and any of their respective current or former directors and officers (the “Indemnified Parties”). In furtherance and not in limitation of the foregoing, for a period of 6 years after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable, with respect to exculpation, indemnification and advancement of expenses of current or former directors and officers of the Company for periods at or prior to the Effective Time, than are currently set forth in the Company’s certificate of incorporation and bylaws.

(b) For a period of 6 years after the Effective Time, Parent and the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance as of the Effective Time, on terms with respect to the coverage and amounts no less favorable, in the aggregate, than those of the D&O Insurance in effect on the date of this Agreement; provided, however, that the Surviving Corporation may, at its option, substitute therefor policies of Parent, the Surviving Corporation or any of their respective Subsidiaries containing terms with respect to coverage and amounts no less favorable, in the aggregate, to such persons than the D&O Insurance, provided further, that in satisfying its obligations under this Section 7.12(b) Parent and the Surviving Corporation shall not be obligated to pay annual premiums in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year (such 300% amount, the “Maximum Annual Premium”) (which premiums the Company represents and warrants to be as set forth in Section 7.12 of the Company Disclosure Schedule); provided that that if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase with Parent’s prior written approval (not to be unreasonably withheld) a six-year “tail” prepaid policy (the “Tail Policy”) on the D&O Insurance on terms and conditions no less favorable, in the aggregate, than the D&O Insurance. In the event that the Company does not purchase the Tail Policy, Parent may purchase a Tail Policy on the D&O Insurance on terms and conditions no less favorable, in the aggregate, than the D&O Insurance. In the event that the Company purchases such a Tail Policy prior to the Effective Time, Parent and the Surviving Corporation shall maintain such Tail Policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 7.12(b) for so long as such Tail Policy shall be maintained in full force and effect.

(c) In the event Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 7.12. The obligations under this Section 7.12 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under the D&O Insurance or the Tail Policy referred to in Section 7.12(b) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Party or other person who is a beneficiary under the D&O Insurance or the Tail Policy referred to in Section 7.12(b) (and their heirs and representatives). Each of the Indemnified Parties or other persons who are beneficiaries under the D&O Insurance or the Tail Policy referred to in Section 7.12(b) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 7.12, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties (and other persons who are beneficiaries under the D&O Insurance or the Tail Policy referred to in Section 7.12(b) (and their heirs and representatives)) under this Section 7.12 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).

7.13 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Offer and the Merger, upon the terms and subject to the conditions set forth in this Agreement.

7.14 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Company Shares (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the Offer, the Merger and the other transactions contemplated hereby by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

ARTICLE VIII

CONDITIONS TO THE MERGER

8.1 Conditions. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable Law) prior to the Effective Time, of each of the following conditions:

(a) Requisite Stockholder Approval. If approval of the Merger by the Company Stockholders is required by Delaware Law, the Requisite Stockholder Approval shall have been obtained.

(b) Purchase of Company Shares. Merger Sub (or Parent on Merger Sub’s behalf) shall have accepted for payment and paid for all of the Company Shares validly tendered pursuant to the Offer and not withdrawn.

(c) No Legal Prohibition. No Governmental Authority shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any Law that has the effect of making the Merger illegal or that has the effect of prohibiting or otherwise preventing the consummation of the Merger or (ii) issued or granted, any judgment, decree, injunction or other Order (whether temporary, preliminary or permanent) that has the effect of making the Merger illegal or that has the effect of prohibiting or otherwise preventing the consummation of the Merger.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination Prior to Acceptance Time. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Acceptance Time; provided that the party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give notice of such termination to the other party or parties hereto, only as follows:

(a) by mutual written agreement of Parent and the Company; or

(b) by Parent or the Company at any time after the date that is 3 months after the date of this Agreement (the “Termination Date”) if the Acceptance Time shall not have occurred on or before the Termination Date; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(b) if the failure of such party (or any Affiliate of such party) to perform any covenant required to be performed by such party (or any Affiliate of such party) under this Agreement at or prior to the Acceptance Time resulted in or was a primary cause of the failure of the Acceptance Time to have occurred on or before the Termination Date; provided, further, that (i) if on the Termination Date, the Regulatory Condition shall not have been satisfied in a circumstance in which Parent has received but not yet substantially complied with a Request for Additional Information or Documentary Material (as modified, if applicable) under the HSR Act (a “Second Request”), then the “Termination Date” shall automatically be extended until the earlier of (A) 15 Business Days after the date on which Parent substantially complies with the Second Request and (B) the date that is 9 months following the date of this Agreement and (ii) if on the Termination Date, the eScription Transition Condition shall not have been satisfied, then the “Termination Date” shall automatically be extended until 10 Business Days after the date on which the eScription Transition Condition is satisfied;

(c) by Parent or the Company if the Offer (as it may have been extended pursuant to Section 2.1(c)) expires as a result of the non-satisfaction of one or more Offer Conditions in a circumstance where Merger Sub has no further obligation to extend the Offer pursuant to Section 2.1(c); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(c) if the non-satisfaction of any Offer Condition resulted from or was primarily caused by the failure of such party (or an Affiliate of such party) to perform any covenant required to be performed by such party (or any Affiliate of such party) under this Agreement; or

(d) by the Company:

(i) if (A) the representations and warranties of Parent and Merger Sub contained in Article V shall have become inaccurate or been breached, and the inaccuracy in or breach of such representations and warranties has a material adverse effect on Merger Sub’s ability to purchase and pay for the Company Shares validly tendered and not withdrawn pursuant to the Offer or to complete the Merger; or (B) Parent’s or Merger Sub’s covenants contained in this Agreement shall have been breached and such breach has a material adverse effect on Merger Sub’s ability to purchase and pay for the Company Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that the Company shall not be permitted to terminate this Agreement under this Section 9.1(d)(i) on account of such inaccuracy or breach unless such inaccuracy or breach shall be incurable, or if curable, shall not have been cured prior to the earlier of (x) 30 days following the date that the Company gives Parent notice of such inaccuracy or breach and (y) the Termination Date; provided further, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.1(d)(i) if, at the time of delivery of such notice, any covenant or agreement of the Company contained in this Agreement shall have been breached in any material respect, and such breach shall not have been cured; or

(ii) concurrently with entering into a definitive agreement with respect to a Superior Proposal, provided that (A) subject to the terms of this Agreement, the Company Board has complied with its obligations under Section 7.2 with respect to such Superior Proposal, and authorized the Company to enter into a definitive agreement for the transaction that constitutes such Superior Proposal, and (B) concurrently with the termination of this Agreement, the Company pays to Parent the Termination Fee Amount payable pursuant to Section 9.3(b)(ii); or

(e) by Parent:

(i) if: (A) the representations and warranties of the Company contained in Article IV shall have become inaccurate or been breached such that the Offer Condition contained in clause (C)(1) of Annex A would not be satisfied; or (B) the Company’s covenants or agreements contained in this Agreement shall have been breached such that the condition set forth in clause (C)(2) of Annex A would not be satisfied; provided, however, that Parent may not terminate this Agreement under this Section 9.1(e)(i) on account of such inaccuracy or breach unless such inaccuracy or breach shall be incurable, or if curable, shall not have been cured prior to the earlier of (x) 30 days following the date that Parent gives the Company notice of such inaccuracy or breach and (y) the Termination Date; provided further, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 9.1(e)(i) if, at the time of delivery of such notice, any covenant or agreement of Parent or Merger Sub contained in this Agreement shall have been breached in any material respect, and such breach shall not have been cured; or

(ii) in the event that any of the following shall have occurred: (A) the Company shall have breached the provisions of Section 7.1 or Section 7.2 in any material respect (without regard to whether such breach results in an Acquisition Proposal), and the Company shall not have cured such breach within 5 days of receipt of written notice thereof from Parent, or (B) the Company Board or any committee thereof shall have for any reason effected a Company Board Recommendation Change.

9.2 Notice of Termination; Effect of Termination. Any proper termination of this Agreement pursuant to Section 9.1 hereof shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any stockholder, director, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 7.9, Section 7.10, this Section 9.2, Section 9.3 and Article X (and any definitions contained in any such Section or Articles), each of which shall survive the termination of this Agreement and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from liability for any willful breach of, or fraud in connection with, this Agreement. Parent and Merger Sub hereby expressly acknowledge that the liability of Parent for any willful and material breach of, or fraud in connection with, this Agreement by Parent or Merger Sub shall not be limited to reimbursement of expenses or out of pocket costs, and may include the benefit of the bargain lost by the Company Stockholders.

9.3 Fees and Expenses.

(a) General. Except as set forth in Section 9.3(b), all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the Offer and the Merger) shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Offer and the Merger are consummated.

(b) Company Payments.

(i) The Company shall pay to Parent (or its designee) a fee equal to Nine Million Nine Hundred Thirty Six Thousand One Hundred Forty Five Dollars ($9,936,145) (the “Termination Fee Amount”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within one Business Day after demand by Parent, in the event that (A) (1) this Agreement is terminated pursuant to Section 9.1(b) or Section 9.1(c) (in either case, by reason of the failure of the Minimum Condition or any of the Offer Conditions set forth in clauses (C)(1), (C)(2), (C)(7) or (C)(8) of Annex A) or (2) this Agreement is terminated pursuant to Section 9.1(e)(i), (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement (in the case of any termination referred to in clause (A)(1) above) or prior to the breach or inaccuracy that forms the basis for the termination of this Agreement (in the case of any termination referred to in clause (A)(2) above), an Acquisition Proposal shall have been publicly announced or shall have become publicly known, or shall have been communicated or otherwise made known to the Company and (C) within 12 months following the termination of this Agreement, either an Acquisition Transaction (whether or not the Acquisition Transaction referenced in the preceding clause (B)) is consummated or the Company enters into a letter of intent, memorandum of understanding or Contract providing for an Acquisition Transaction (whether or not the Acquisition Transaction referenced in the preceding clause (B)) and such Acquisition Transaction is subsequently consummated (provided, however, that solely for purposes of this Section 9.3(b)(i), the term “Acquisition Transaction” shall have the meaning assigned to such term in Section 1.1(b), except that (x) the references to “20%” shall be deemed to be references to “35%” and (y) the references to “80%” shall be deemed to be references to “65%”).

(ii) In the event that this Agreement is terminated by the Company pursuant to Section 9.1(d)(ii), concurrently with and as a condition to the effectiveness of such termination, the Company shall pay to Parent a fee equal to the Termination Fee Amount by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iii) In the event that this Agreement is terminated by Parent pursuant to Section 9.1(e)(ii), within one Business Day after such termination, the Company shall pay to Parent (or its designee) a fee equal to the Termination Fee Amount by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

For the avoidance of doubt, in no event shall the Company be required to pay the Termination Fee Amount, pursuant to this Section 9.3(b) or otherwise, on more than one occasion.

(c) Parent Payment. Parent shall pay the Termination Fee Amount to the Company, by wire transfer of immediately available funds to an account or accounts designated in writing by the Company, within one Business Day after demand by the Company, in the event that (i) this Agreement is terminated by Parent or the Company pursuant to Section 9.1(b) or Section 9.1(c), and (ii) as of the date of termination, (A) any of the Regulatory Condition or the conditions to the Offer set forth in clauses (C)(4) or (C)(5) of Annex A (in the case of such Offer Conditions in such clauses (C)(4) or (C)(5), as a result of any Legal Proceeding, Law or Order arising under the HSR Act or any other Antitrust Law applicable to the Offer or the Merger) has not been satisfied and (B) all other conditions to the Offer set forth in Annex A (other than the Minimum Condition and the eScription Transition Condition, neither of which shall be required to be satisfied as a condition to payment of the Termination Fee Amount hereunder) shall have been satisfied or waived.

(d) Enforcement. The Company and Parent acknowledge and agree that the provisions of Section 9.3(b) and (c) are an integral part of the transactions contemplated by this Agreement (including the Offer and the Merger), and that, without such provisions, neither Parent nor the Company would have entered into this Agreement. Accordingly, (i) if the Company shall fail to pay in a timely manner the amounts due pursuant to Section 9.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company, the Company shall promptly reimburse Parent its reasonable costs and expenses (including its reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amounts set forth in Section 9.3(b) at the prime rate of Citibank N.A. in effect on the date such payment was required to be made, and (ii) if Parent shall fail to pay in a timely manner the amounts due pursuant to Section 9.3(c), and, in order to obtain such payment, the Company makes a claim that results in a judgment against Parent, Parent shall promptly reimburse the Company its reasonable costs and expenses (including its reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amounts set forth in Section 9.3(c) at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. In the event that a party receives a termination fee pursuant to this Section 9.3, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by such party or any of their respective Affiliates in connection with this Agreement (and the termination hereof), the Merger (and the abandonment thereof) or any matter forming the basis for such termination, and no party receiving the termination fee, or any of their respective Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against the party paying the fee or any of its Affiliates arising out of this Agreement and the transactions contemplated hereby, including the Offer and the Merger, or any matters forming the basis for such termination.

9.4 Amendment. Subject to Law and subject to the other provisions of this Agreement (including Section 2.3(c)), this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, however, that in the event that this Agreement has been adopted by the Company Stockholders in accordance with Delaware Law, no amendment shall be made to this Agreement that requires the approval of such Company Stockholders without such approval.

9.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE X

GENERAL PROVISIONS

10.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Appointment Time, and only the covenants that by their terms survive the Appointment Time shall so survive the Appointment Time.

10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or overnight or same-day courier service of national reputation (including U.S. Postal Service overnight delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

(a)	if to Parent or Merger Sub, to:

Nuance Communications, Inc.

1 Wayside Road

Burlington, MA 01803

Attention: Senior Vice President Corporate Development

with copies (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

1700 K Street NW

Washington, DC 20006-3817

Attention:      Robert Sanchez, Esq.

(b)	if to the Company, to:

Transcend Services, Inc.

One Glenlake Parkway

Suite 1325

Atlanta, Georgia 30328

Attention: Chief Financial Officer

with copies (which shall not constitute notice) to:

Latham & Watkins, LLP

233 South Wacker Drive, Suite 5800

Chicago IL 60606

Attention:      Mark D. Gerstein, Esq.

and

Womble Carlyle Sandridge & Rice, LLP

Atlantic Station

271 17th Street, NW, Suite 2400

Atlanta, GA 30363-1017

Attention:      John F. Sandy Smith, Esq.

10.3 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.4 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement is terminated in accordance with its terms.

10.5 Third-Party Beneficiaries. Each of Parent and the Company hereby agrees that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, other than (a) as provided in Section 7.12 (Directors’ and Officers’ Indemnification and Insurance), (b) from and after the Acceptance Time, the right of the holders of Company Shares accepted for payment in the Offer to receive the Offer Price in accordance with Article II, (c) from and after the Effective Time, the right of the Company

Stockholders to receive the Merger Consideration in accordance with Article III and (d) any rights or remedies conferred on the Company Stockholders under applicable Law. The representations and warranties in this Agreement are the product of negotiations among the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement or the characterization of actual facts or circumstances as of the date of this Agreement or as of any other date.

10.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.8 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent actual or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. The parties waive, in connection with any action for specific performance or injunctive relief, the defense of adequacy of remedy at law.

10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

10.10 Consent to Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state court located within New Castle County, State of Delaware in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection that they might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby (including the Offer and the Merger) in any jurisdiction or courts other than as provided herein.

10.11 WAIVER OF JURY TRIAL. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

10.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

10.13 Delivery by Email. This Agreement, and any amendments hereto, waivers hereof or consents or notifications hereunder, to the extent signed and delivered by email with facsimile or scan attachment, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party shall re-execute original forms thereof and deliver them to all other parties. No party shall raise the use of email to deliver a signature or the fact that any signature or Contract was transmitted or communicated by email with facsimile or scan attachment as a defense to the formation of a contract, and each such party forever waives any such defense.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

NUANCE COMMUNICATIONS, INC.

By:	/s/ Thomas L. Beaudoin

Name:	Thomas L. Beaudoin

Title:	E.V.P. & C.F.O

TOWNSEND MERGER CORPORATION

By:	/s/ Thomas L. Beaudoin

Name:	Thomas L. Beaudoin

Title:	President

TRANSCEND SERVICES, INC.

By:	/s/ Larry Gerdes

Name:	Larry Gerdes

Title:	Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ANNEX A

CONDITIONS TO THE OFFER

Notwithstanding any other provisions of the Offer, but subject to compliance with Section 2.1 of that certain Agreement and Plan of Merger, dated as of March 6, 2012 (the “Agreement”) by and among Nuance Communications, Inc., a Delaware corporation (“Parent”), Townsend Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Transcend Services, Inc., a Delaware corporation (the “Company”) (capitalized terms that are used but not otherwise defined in this Annex A shall have the respective meanings ascribed thereto in the Agreement), and in addition to (and not in limitation of) the rights and obligations of Merger Sub to extend and/or amend the Offer at any time in accordance with and subject to the terms and conditions of the Agreement, (i) Merger Sub shall not be required to (and Parent shall not be required to cause Merger Sub to) accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act (relating to the obligation of Merger Sub to pay for or return tendered Company Shares promptly after termination or withdrawal of the Offer)), pay for any tendered Company Shares and (ii) Merger Sub may (and Parent may cause Merger Sub to) delay the acceptance for payment of any tendered Company Shares, in the event that at the scheduled expiration of the Offer (as it may be extended pursuant to Section 2.1(c) of the Agreement), (A) the Minimum Condition shall not have been satisfied or (B) any waiting period (and extensions thereof) applicable to the transactions contemplated by the Agreement (including the Offer and the Merger) under the HSR Act shall not have expired or been terminated (the “Regulatory Condition”), or (C) any of the following shall have occurred and continue to exist:

(1)

(i) any of the representations and warranties set forth in Section 4.1 (Organization and Standing), Sections 4.2(b) and 4.2(c) (Subsidiaries), Section 4.3 (Authorization), Section 4.26 (Brokers) and Section 4.27 (Opinion of Financial Advisor) of the Agreement (collectively, the “Specified Representations”) shall not have been true and correct in all material respects immediately prior to the satisfaction of the Regulatory Condition with the same force and effect as if made on and as of such time (other than any such representation or warranty that is made only as of a specified date, which need only to be true and correct in all material respects as of such specified date), or

(ii) the representations and warranties set forth in Section 4.4 (Capitalization) of the Agreement (the “Capitalization Representation”) shall not have been true and correct in all respects (other than inaccuracies that would result in less than a 0.5% increase in the aggregate value of the consideration payable in the Offer and the Merger) immediately prior to the satisfaction of the Regulatory Condition with the same force and effect as if made on and as of such time (other than any such representation or warranty that is made only as of a specified date, which need only to be true and correct in all respects as of such specified date), or

(iii) any of the representations and warranties of the Company set forth in the Agreement (other than the Capitalization Representation and the Specified Representations),

CONFIDENTIAL

disregarding any materiality or Company Material Adverse Effect qualifications contained in any such representation or warranty, shall not have been true and correct in all respects immediately prior to the satisfaction of the Regulatory Condition with the same force and effect as if made on and as of such time (other than any such representation or warranty that is made only as of a specified date, which need only to be true and correct in all respects as of such specified date), except for any failures to be so true and correct that have not had and would not reasonably be expected have, individually or in the aggregate, a Company Material Adverse Effect;

(2) the Company shall have breached or failed to perform in any material respect any of its material obligations under the Agreement to be performed prior to the expiration of the Offer and such breach or failure shall not have been cured;

(3) the Company shall have failed to provide evidence that (i) at least one new or existing customer has used eScription ASR for at least one customer account for the BeyondTXT technology platform of the Company and (ii) at least one new or existing customer has used eScription ASR for at least one customer account for the GEMSTAR technology platform of the Company (the “eScription Transition Condition”); provided that, notwithstanding anything herein to the contrary, the eScription Transition Condition shall be deemed to have been automatically satisfied in full on the date that is nine (9) months following the date of the Agreement;

(4) there shall be pending any Legal Proceeding brought by any Governmental Authority against Parent, Merger Sub, the Company or any of their respective Affiliates:

(i) seeking to enjoin the acquisition by Merger Sub (or Parent on Merger Sub’s behalf) of any Company Shares pursuant to the Offer or seeking to restrain or prohibit the making or consummation of the Offer or the Merger,

(ii) seeking to impose limitations on the ability of Merger Sub (or Parent on Merger Sub’s behalf), or render Merger Sub (or Parent on Merger Sub’s behalf) unable, to (A) accept for payment, pay for or purchase some or all of the Company Shares pursuant to the Offer and the Merger or (B) exercise full rights of ownership of the Company Shares, including the right to vote the Company Shares purchased by it on all matters properly presented to the Company Stockholders,

(iii) seeking in connection with the Offer or the Merger to (A) compel Parent or any of its Subsidiaries to sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries, (B) compel Parent or any of its Subsidiaries to conduct, restrict, operate, invest or otherwise change the assets, business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries in any manner, or (C) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries, or

(iv) which, prior to the satisfaction of the Regulatory Condition, otherwise would be reasonably expected to have a Company Material Adverse Effect;

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(5) any Governmental Authority shall have:

(i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Offer or the Merger any Law that has the effect of making the consummation of the Offer or the Merger illegal or that has the effect of prohibiting or otherwise preventing the consummation of the Offer or the Merger,

(ii) issued or granted any Order that has the effect of making the Offer or the Merger illegal or that has the effect of prohibiting or otherwise preventing the consummation of the Offer or the Merger, or

(iii) taken any other action that would be reasonably expected to have any of the consequences referred to in clauses (i) through (iv), inclusive, of the immediately preceding paragraph (C)(4) of this Annex A;

(6) from and after the date of this Agreement and until satisfaction of the Regulatory Condition, any Company Material Adverse Effect shall have occurred and be continuing;

(7) the Company shall not have delivered to Parent and Merger Sub a certificate dated as of the date of the scheduled expiration of the Offer signed on its behalf by the Chief Executive Officer or Chief Financial Officer of the Company to the effect that the conditions set forth in item (C)(2) of this Annex A have been satisfied;

(8) the Company shall not have delivered to Parent and Merger Sub a certificate, signed on its behalf by the Chief Executive Officer or Chief Financial Officer of the Company, after the satisfaction of the Regulatory Condition to the effect that, as of the satisfaction of the Regulatory Condition, the conditions set forth in items (C)(1) and (C)(6) of this Annex A have been satisfied; or

(9) the Agreement shall have been terminated in accordance with its terms.

Notwithstanding the foregoing provisions, the conditions set forth above in clauses (C)(1), (C)(4)(iv), (C)(5)(iii) (solely to the extent such clause references clause (C)(4)(iv)) and (C)(6) shall be satisfied and deemed to be satisfied immediately upon the date that is 5 Business Days after the later of (a) satisfaction of the Regulatory Condition and (b) delivery by the Company of the certificate described in Clause (C)(8), unless on or prior to such date Parent delivers to the Company a certificate signed by its Chief Executive Officer or Chief Financial Officer asserting the specific facts and circumstances surrounding the failure of any such conditions (the “Claims”) and only such Claims shall be grounds for failure of such Condition.

Subject to the terms of the Merger Agreement, the foregoing conditions are for the sole benefit of Parent and Merger Sub and may be waived by Parent or Merger Sub, in whole or in part, at any time and from time to time, in their sole discretion, other than the Minimum Condition and the Regulatory Condition, which may be waived by Parent and Merger Sub only with the prior written consent of the Company. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

* * * * *

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SCHEDULE I

KEY EMPLOYEES

Larry Gerdes

Lance Cornell

Susan McGrogan

Scott Robertson